                                 SCHEDULE 14A

                           SCHEDULE 14A INFORMATION
  PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF
                                     1934

Filed by the Registrant [_]
Filed by party other than the Registrant [X]

Check the appropriate box:

[X] Preliminary Proxy Statement

[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-
    6(e)(2))

[_] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                       SANTA FE PACIFIC GOLD CORPORATION
             -----------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


                          NEWMONT MINING CORPORATION
             -----------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rule 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and show how it is determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party: Same as above

    (4) Date Filed:

                               PRELIMINARY COPY
                 SUBJECT TO COMPLETION, DATED JANUARY 7, 1997

                          NEWMONT MINING CORPORATION
                              1700 LINCOLN STREET
                            DENVER, COLORADO 80203

                                                                         , 1997

Dear Santa Fe Stockholders:

  Newmont Mining Corporation has announced its intention to acquire Santa Fe Pacific Gold Corporation in a tax-free exchange of 0.40 of a share of Newmont Mining common stock for each share of Santa Fe common stock (including the preferred share purchase rights associated with the Santa Fe common stock).

  Santa Fe's Board of Directors authorized the entry by Santa Fe into an Agreement and Plan of Merger, dated as of December 8, 1996 (the "Homestake Merger Agreement"), with Homestake Mining Company and HMGLD Corp., a wholly-owned subsidiary of Homestake, pursuant to which and upon the terms and subject to the conditions contained therein, HMGLD is to be merged with and into Santa Fe (the "Homestake Merger"). Pursuant to the Homestake Merger Agreement, upon consummation of the Homestake Merger, each outstanding share of Santa Fe common stock would be converted into the right to receive 1.115 shares of common stock, par value $1.00 per share, of Homestake.

                             MAKE THE RIGHT CHOICE

    THE NEWMONT MINING OFFER IS SUPERIOR TO THE PROPOSED HOMESTAKE MERGER. NEWMONT'S PROPOSAL OFFERS MORE CURRENT VALUE AND FAR GREATER PROSPECTS FOR
                        FUTURE GROWTH AND APPRECIATION.

  The Santa Fe Board has announced its intention to schedule a meeting of the Santa Fe stockholders to solicit your vote in favor of the Homestake Merger despite the superior value of the Newmont Mining proposal and the superiority of the Newmont Mining exchange offer as further set forth in the attached Proxy Statement.

            PRESERVE YOUR OPPORTUNITY TO ACCEPT THE OFFER PROVIDING
              THE HIGHEST MARKET VALUE; VOTE AGAINST THE PROPOSED
                               HOMESTAKE MERGER

  Newmont Mining will abandon its exchange offer if the Santa Fe stockholders approve the Homestake Merger. Thus, Newmont Mining urges you to vote against the proposed Homestake Merger and preserve your opportunity to accept the superior value offered by Newmont Mining. If the Santa Fe stockholders do not approve the Homestake Merger, Newmont Mining believes that the Santa Fe Board should respect the vote of the Santa Fe stockholders and enter into a merger with Newmont Mining on the terms described herein.

                            YOUR VOTE IS ESSENTIAL

  IF YOU WANT THE NEWMONT MINING OFFER TO SUCCEED, VOTE AGAINST THE PROPOSED HOMESTAKE MERGER BY SIGNING, DATING AND RETURNING THE ENCLOSED [COLOR] PROXY CARD TODAY.

                                          Sincerely,

                                          Ronald C. Cambre
                                          Chairman, President and Chief
                                            Executive Officer

                                   IMPORTANT

  Only Santa Fe stockholders of record on            , 1997 are entitled to
vote.

    1. If your shares of Santa Fe common stock are held in your own name, please sign, date and return the enclosed [COLOR] proxy card in the postage-paid envelope provided. If your shares of Santa Fe common stock are held in the name of a brokerage firm, bank or other institution, please sign, date and return the [COLOR] proxy card to such brokerage firm, bank or other institution in the envelope provided by that firm.

    2. Please be sure your latest dated proxy is a [COLOR] card voting AGAINST the proposed Homestake Merger. If you have already voted for the Homestake Merger on Santa Fe's proxy card, it is not too late to change your vote; simply sign, date and return the [COLOR] card. Only your latest dated proxy will be counted.

  If you have any questions or require any assistance in voting your shares of Santa Fe common stock, please call:

                           GEORGESON & COMPANY INC.

                               WALL STREET PLAZA
                           NEW YORK, NEW YORK 10005

               BANKERS AND BROKERS CALL COLLECT: (212) 440-9800
                   ALL OTHERS CALL TOLL-FREE: (800) 223-2064

                               PRELIMINARY COPY
                  SUBJECT TO COMPLETION, DATED JANUARY 7, 1997

                        SPECIAL MEETING OF STOCKHOLDERS
                                      OF
                       SANTA FE PACIFIC GOLD CORPORATION

                               ----------------

                                PROXY STATEMENT
                                      OF
                          NEWMONT MINING CORPORATION

                     SOLICITATION OF PROXIES IN OPPOSITION
                            TO THE PROPOSED MERGER
                                      OF
                       SANTA FE PACIFIC GOLD CORPORATION
                                      AND
                           HOMESTAKE MINING COMPANY

  This Proxy Statement and the enclosed [COLOR] proxy card are being furnished by Newmont Mining Corporation ("Newmont Mining") in connection with its solicitation of proxies to be used at a special meeting of stockholders of
record on      , 1997 (the "Record Date") of Santa Fe Pacific Gold Corporation
("Santa Fe") to be held on      , 1997 at         ,local time, and at any
adjournments, postponements or reschedulings thereof (the "Special Meeting"). Pursuant to this Proxy Statement, Newmont Mining is soliciting proxies from the holders of shares of common stock, par value $0.01 per share, of Santa Fe (each a "Santa Fe Share" and collectively, the "Santa Fe Shares") to vote AGAINST Santa Fe's proposal to merge HMGLD Corp. ("HMGLD"), a wholly-owned subsidiary of Homestake Mining Company ("Homestake"), with and into Santa Fe (the "Homestake Merger") pursuant to the Agreement and Plan of Merger dated as of December 8, 1996, by and among Santa Fe, Homestake and HMGLD (the "Homestake Merger Agreement"). This Proxy Statement and the enclosed [COLOR] proxy card are first
being sent or given to the stockholders of Santa Fe on or about       , 1997.
The principal executive offices of Santa Fe are located at 6200 Uptown Boulevard NE, Suite 400, Albuquerque, New Mexico, and their telephone number is (505) 880-5300. The principal executive offices of Newmont Mining are located at 1700 Lincoln Street, Denver, Colorado 80203, and their telephone number is (303) 863-7414.

  On January 7, 1997, Newmont Mining publicly announced its intention to offer, upon the terms and subject to the conditions hereinafter described (the "Offer"), to exchange 0.40 of a share of Newmont Mining common stock, par value $1.60 per share ("Newmont Mining Common Stock"), for each Santa Fe Share, including the associated preferred share purchase rights (each a "Santa Fe Right" and collectively, the "Santa Fe Rights") issued pursuant to the Rights Agreement, dated as of January 26, 1995, as amended, between Santa Fe and Harris Trust and Savings Bank, as Rights Agent, validly tendered on or prior to the Expiration Date (as hereafter defined) and not withdrawn. The term "Expiration
Date" means 12:00 midnight, New York City time on         , 1997, unless and
until Newmont Mining extends the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Newmont Mining, shall expire. Newmont Mining currently intends to extend the Offer until all conditions have been satisfied or waived.

  The purpose of the Offer is to acquire control of, and ultimately the entire equity interest in, Santa Fe. Newmont Mining intends, as soon as practicable after consummation of the Offer, to seek to have Santa Fe consummate a merger with a wholly-owned subsidiary of Newmont Mining, in which each outstanding Santa Fe Share (except for Santa Fe Shares held by Santa Fe, Newmont Mining or any of their respective subsidiaries) would be converted into the right to receive 0.40 of a share of Newmont Mining Common Stock (the "Newmont Mining/Santa Fe Merger"). Shares of Newmont Mining Common Stock to be issued pursuant to the Offer will include the related Equal Value Rights and Newmont Mining Rights (as such terms are defined in the Newmont Mining Prospectus referred to below).

  The Offer will be made solely pursuant to Newmont Mining's prospectus dated
         , 1997 (the "Newmont Mining Prospectus") and the related Letter of Transmittal. For additional information concerning the Offer and the Homestake Merger, see the Newmont Mining Prospectus. THE OFFER, WHEN MADE, WILL BE SUBJECT TO CERTAIN CONDITIONS.

  On December 8, 1996, Santa Fe entered into the Homestake Merger Agreement, pursuant to which and upon the terms and subject to the conditions contained therein, the Homestake Merger would be consummated. Pursuant to the Homestake Merger Agreement, upon consummation of the Homestake Merger each Santa Fe Share would be converted into the right to receive 1.115 shares of common stock, par value $1.00 per share, of Homestake. See "Background of the Offer--Homestake Merger Agreement."

  As described in more detail in this Proxy Statement, Newmont Mining does not believe that the Homestake Merger is in the Santa Fe stockholders' best interests. IF YOU WANT THE OPPORTUNITY TO RECEIVE THE BENEFITS OF THE OFFER WE URGE YOU TO PROMPTLY VOTE AGAINST THE PROPOSED HOMESTAKE MERGER BY SIGNING, DATING AND MAILING THE ENCLOSED [COLOR] PROXY CARD.

  If the Santa Fe stockholders do not approve the Homestake Merger, Newmont Mining believes that the Board of Directors of Santa Fe (the "Santa Fe Board") should respect the vote of the Santa Fe stockholders and enter into a merger with Newmont Mining on the terms described herein.

-------------------------------------------------------------------------------

                                   IMPORTANT

  NEWMONT MINING WILL ABANDON THE OFFER IF THE SANTA FE STOCKHOLDERS VOTE TO APPROVE THE HOMESTAKE MERGER.

  YOUR REJECTION OF THE HOMESTAKE MERGER WILL SEND AN IMPORTANT MESSAGE TO THE SANTA FE BOARD THAT YOU WANT IT TO NEGOTIATE WITH NEWMONT MINING IN AN EFFORT TO MAXIMIZE THE VALUE OF YOUR SANTA FE SHARES.

  EVEN IF YOU HAVE ALREADY SENT A PROXY TO THE SANTA FE BOARD YOU HAVE EVERY RIGHT TO CHANGE YOUR VOTE. YOU MAY REVOKE THAT PROXY AND VOTE AGAINST THE PROPOSED HOMESTAKE MERGER BY SIGNING, DATING AND MAILING THE ENCLOSED [COLOR] PROXY IN THE ENCLOSED ADDRESSED ENVELOPE. NO POSTAGE IS NECESSARY IF YOUR PROXY IS MAILED IN THE UNITED STATES.

  PLEASE SIGN, DATE AND MAIL THE [COLOR] PROXY TODAY.

  YOUR VOTE IS IMPORTANT REGARDLESS OF HOW MANY SANTA FE SHARES YOU OWN.

-------------------------------------------------------------------------------

  THIS PROXY STATEMENT IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF OFFERS TO BUY ANY SECURITIES WHICH MAY BE ISSUED IN THE OFFER OR IN ANY MERGER OR SIMILAR BUSINESS COMBINATION INVOLVING NEWMONT MINING AND SANTA FE. THE ISSUANCE OF SUCH SECURITIES WOULD HAVE TO BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND SUCH SECURITIES WOULD BE OFFERED ONLY BY MEANS OF A PROSPECTUS COMPLYING WITH THE REQUIREMENTS OF SUCH ACT.

  Only Santa Fe stockholders of record on the Record Date are entitled to vote.

    1. If your Santa Fe Shares are held in your own name, please sign, date and return the enclosed [COLOR] proxy card in the postage-paid envelope provided. If your Santa Fe Shares are held in the name of a brokerage firm, bank or other institution, please sign, date and return the [COLOR] proxy card to such brokerage firm, bank or other institution in the envelope provided by that firm.

    2. Please be sure your latest dated proxy is a [COLOR] card voting AGAINST the proposed Homestake Merger. Only your latest dated proxy will be counted.

  If you have any questions or require any assistance in voting your Santa Fe Shares, please call:

                           GEORGESON & COMPANY INC.

                               WALL STREET PLAZA
                           NEW YORK, NEW YORK 10005

               BANKERS AND BROKERS CALL COLLECT; (212) 440-9800
                   ALL OTHERS CALL TOLL-FREE: (800) 223-2064

                                 INTRODUCTION

  On January 7, 1997, Newmont Mining publicly announced its intention to make the Offer. The purpose of the Offer is to acquire control of, and ultimately the entire equity interest in, Santa Fe. Newmont Mining intends, as soon as practicable after consummation of the Offer, to seek to have Santa Fe consummate the Newmont Mining/Santa Fe Merger. Shares of Newmont Mining Common Stock to be issued pursuant to the Offer or the Newmont Mining/Santa Fe Merger will include the Equal Value Rights and Newmont Mining Rights. Newmont Mining currently intends to extend the Offer from time to time until all conditions thereto have been satisfied or waived. The Offer will be made solely pursuant to the Newmont Mining Prospectus and the related Letter of Transmittal, copies of which will be separately mailed to the stockholders of Santa Fe. For additional information concerning the Offer and the Newmont Mining/Santa Fe Merger, see the Newmont Mining Prospectus.

  The Santa Fe Board caused Santa Fe to enter into the Homestake Merger Agreement and has refused to let the stockholders realize the benefits of the Offer. Instead, the Santa Fe Board is intent on pursuing the Homestake Merger, even though in Newmont Mining's view the Offer offers Stockholders considerably more value. See "Background of the Offer--Comparison of the Proposals" below.

                          COMPARISON OF THE PROPOSALS

  Stockholders of Santa Fe face a choice: which company, Newmont Mining or Homestake, is in a better position to provide greater value in the short and long term to Santa Fe stockholders? Which company's stock--Newmont Mining or Homestake--is a better investment, and which company will do more to realize the value of Santa Fe's assets?

  There are two fundamental reasons why Santa Fe stockholders should prefer a combination with Newmont Mining. First, the Newmont Mining transaction offers significantly more current value. Second, the Newmont Mining transaction offers far greater prospects for future growth and appreciation.

   --Based on the closing prices of Newmont Mining Common Stock and Homestake
      Common Stock on January 6, 1997, Newmont Mining's proposal was worth $16.50 per Santa Fe Share, compared with Homestake's proposal which then had a value of $14.63 per Santa Fe Share.

   --The key to unlocking value in Santa Fe is to capitalize on its underexplored Nevada land resources. Newmont Mining has decades of extensive, highly successful exploration, development and production experience in Nevada; Homestake has minimal experience.

   --In terms of exploration, production, profitability and stock price performance, Newmont Mining has historically outperformed Homestake.

  For a detailed comparison of the Newmont Mining and Homestake proposals, see "Background of the Offer--Comparison of the Proposals" contained in the Newmont Mining Prospectus.

  Newmont Mining cannot consummate the Offer if the stockholders approve the Homestake Merger Agreement. Thus, Newmont Mining urges the stockholders to vote against the proposed Homestake Merger Agreement and preserve the stockholders' opportunity to accept the higher market value of the Offer. If the Santa Fe stockholders do not approve the Homestake Merger, Newmont Mining believes that the Santa Fe Board should respect the vote of the Santa Fe stockholders and enter into a merger with Newmont Mining on the terms described herein.

                                   THE OFFER

  Pursuant to the terms of the Newmont Mining Prospectus, Newmont will offer to exchange 0.40 of a share of Newmont Mining Common Stock for each outstanding Santa Fe Share validly tendered on or prior to the Expiration Date and not withdrawn. The term "Expiration Date" shall mean 12:00 midnight, New York City
time, on          , 1997, unless and until Newmont Mining extends the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Newmont Mining, shall expire.

  The purpose of the Offer is for Newmont Mining to acquire control of, and ultimately the entire common equity interest in, Santa Fe. Newmont Mining intends, as soon as reasonably practicable after consummation of the Offer, to seek to have Santa Fe consummate the Newmont Mining/Santa Fe Merger in which each outstanding Santa Fe Share (except for Santa Fe Shares held by Santa Fe, Newmont Mining or any of their respective subsidiaries) would be converted into the right to receive 0.40 of a share of Newmont Mining Common Stock. See "The Offer--Purpose of the Offer; the Newmont Mining/Santa Fe Merger" in the Newmont Mining Prospectus.

  Subject to the applicable rules and regulations of the Securities and Exchange Commission (the "Commission"), Newmont Mining expressly reserves the right, in its sole discretion, at any time or from time to time, to delay acceptance for exchange or, regardless of whether such Santa Fe Shares were theretofore accepted for exchange, exchange of any Santa Fe Shares pursuant to the Offer or to amend or terminate the Offer and not to accept for exchange or exchange any Santa Fe Shares not theretofore accepted for exchange, or exchanged, upon the failure of any of the conditions of the Offer to be satisfied. Newmont Mining reserves the absolute right to waive any defect or irregularity in the tender of any securities. Waiver or amendment of certain conditions of the Offer may require an extension of the Offer.

CONDITIONS OF THE OFFER

  Newmont Mining's obligation to exchange shares of Newmont Mining Common Stock for Santa Fe Shares pursuant to the Offer is conditioned upon, among other things, satisfaction of the following conditions:

    (i) there being validly tendered prior to the expiration of the Offer and not withdrawn a number of Santa Fe Shares which will constitute at least 90% of the total number of outstanding Santa Fe Shares on a fully diluted basis (as though all options or other securities convertible into or exercisable or exchangeable for Santa Fe Shares had been so converted, exercised or exchanged) as of the date the Santa Fe Shares are accepted for exchange by Newmont Mining pursuant to the Offer;

    (ii) the Santa Fe Board having redeemed the Santa Fe Rights or Newmont Mining being otherwise satisfied in its sole discretion that the Santa Fe Rights will not be applicable to the acquisition of Santa Fe Shares pursuant to the Offer and the Newmont Mining/Santa Fe Merger;

    (iii) the Santa Fe Board, pursuant to Section 203 of the Delaware General Corporation Law, having approved the acquisition of Santa Fe Shares pursuant to the Offer, or Newmont Mining being otherwise satisfied in its sole discretion that the provisions of Section 203 restricting certain business combinations are not applicable to the acquisition of Santa Fe Shares pursuant to the Offer and the Newmont Mining/Santa Fe Merger;

    (iv) the receipt by Newmont Mining of a letter from its independent public accountants, Arthur Andersen LLP, stating that the Offer and the Newmont Mining/Santa Fe Merger will qualify for treatment as a pooling of interests under Opinion 16 of the Accounting Principles Board and the applicable regulations of the Commission;

    (v) the stockholders of Santa Fe not having approved the Homestake Merger Agreement or the Homestake Merger Agreement being otherwise terminated pursuant to its terms;

    (vi) approval of the issuance of shares of Newmont Mining Common Stock pursuant to the Offer and the Newmont Mining/Santa Fe Merger by the holders of a majority of the shares of Newmont Mining Common Stock voted at a meeting of such holders at which the total number of votes cast represents over 50% of all shares of Newmont Mining Common Stock outstanding on the applicable record date, and approval of an amendment to Newmont Mining's Restated Certificate of Incorporation to increase the number of shares of Newmont Mining Common Stock authorized for issuance to 225,000,000 by the holders of a majority of the shares of Newmont Mining Common Stock outstanding on the applicable record date (collectively the "Newmont Mining Stockholder Approval Condition"); and

    (vii) the waiting period (and any extension thereof) applicable to the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having terminated or expired.

  The Offer is subject to certain other conditions. See "The Offer--Conditions of the Offer" in the Newmont Mining Prospectus.

TIMING OF THE OFFER

  The Offer is scheduled to expire at 12:00 midnight, New York City time, on
     , 1997. It is Newmont Mining's current intention to extend the Offer until all conditions have been either satisfied or waived.

  Concurrently with the public announcement of the terms of the Offer, Newmont Mining requested the Santa Fe Board to enter into immediate negotiations with Newmont Mining with respect to the Offer and to terminate the Homestake Merger Agreement in accordance with its terms, so that Santa Fe could enter into a merger transaction with Newmont Mining in which Santa Fe's stockholders would receive 0.40 of a share of Newmont Mining Common Stock in exchange for each Santa Fe Share.

  Newmont Mining intends to call a special meeting of its stockholders to be held as soon as reasonably practicable after the effective date of the Registration Statement in which the Newmont Mining Prospectus is contained for the purpose of obtaining the approvals necessary to satisfy the Newmont Mining Stockholder Approval Condition.


EXTENSION, TERMINATION AND AMENDMENT

  Newmont Mining expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is to remain open by giving oral or written notice of such extension to the Exchange Agent named in the Newmont Mining Prospectus, which extension must be announced no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. There can be no assurance that Newmont Mining will exercise its right to extend the Offer. However, it is Newmont Mining's current intention to extend the Offer until all conditions have been satisfied or waived.

                            BACKGROUND OF THE OFFER

GENERAL

  On a number of occasions during the past several years, Ronald C. Cambre, Chairman and Chief Executive Officer of Newmont Mining, and Patrick M. James, Chairman and Chief Executive Officer of Santa Fe, have met at mining industry conferences they have attended.

  During the same period, members of senior management of Newmont Mining have from time to time considered potential acquisition candidates in light of their belief that the mining industry would continue its trend toward greater consolidation. Various investment banking firms have, from time to time, made presentations to Newmont Mining's senior management relating to the mining industry and potential acquisition targets. In March 1996, Newmont Mining retained Goldman Sachs (as hereinafter defined) for the express purpose of exploring the possibility of a transaction with Santa Fe.

  On April 1, 1996, at a meeting of the Gold Institute, a mining industry association, Mr. Cambre approached Mr. James and discussed with him the possibility of combining their businesses. During their April 1 discussion, Mr. Cambre provided Mr. James summary materials prepared by Newmont Mining and Goldman Sachs concerning the strategic rationale for a combination of Newmont Mining and Santa Fe, including potential synergies and reserves estimates.

  On April 29, 1996, Mr. Cambre sent a letter to Mr. James in which he thanked Mr. James for taking the time to meet with him at the Gold Institute meeting. Mr. Cambre reaffirmed his interest in the possibility of a business combination involving their two companies and indicated his desire to consummate a business combination between Newmont Mining and Santa Fe prior to the end of 1996. Mr. Cambre enclosed with the April 29 letter a briefing booklet providing further details and analyses relating to a potential combination of Newmont Mining and Santa Fe.

  In early May 1996, Mr. James telephoned Mr. Cambre to suggest the possibility of forming a joint venture to capitalize on each company's refractory ore processing technologies. Mr. James suggested that the joint venture would provide a forum for the two firms to work together.

  On May 17, 1996, Mr. Cambre sent a letter to Mr. James indicating his support for Mr. James' suggestion concerning a technology joint venture between Newmont Mining and Santa Fe. Mr. Cambre's letter suggested that the companies meet to begin discussions concerning a joint venture, but Santa Fe did not contact Newmont Mining to arrange a meeting.

  On July 17, 1996, following discussions between the parties earlier in July, Mr. Cambre sent a letter to Mr. James reiterating the interest of Newmont Mining's Board of Directors in exploring a business combination of Newmont Mining and Santa Fe. In the letter, Mr. Cambre noted that a combination of the two companies "has the potential to immediately create significant value for our respective shareholders" and set forth Newmont Mining's preliminary estimate of $30-$40 million per year of operating and financial synergies. In the July 17 letter, Mr. Cambre also offered to meet with Mr. James or members of the Santa Fe Board at any time to discuss a possible transaction.

  Early in the week of August 5, 1996, Mr. James telephoned Mr. Cambre and informed Mr. Cambre that the Santa Fe Board had determined to "stay the course" and not to pursue a transaction with Newmont Mining.

  On August 8, 1996, Mr. Cambre sent a letter to Mr. James indicating Mr. Cambre's disappointment with the decision of the Santa Fe Board to "stay the course." Mr. Cambre noted in the August 8 letter Newmont Mining's belief that considerable shareholder value would be created by a merger of the two companies and said that he still would appreciate the opportunity to have a more in-depth discussion with Mr. James or members of the Santa Fe Board concerning the matter.

  Mr. James responded by letter dated August 22, 1996 to Mr. Cambre's letter of August 8, stating, among other matters, that "I appreciate your continuing interest in discussions and the possibility of a business combination between our two companies. Although, as I mentioned when we last talked, I do not feel that this is a good time to get into these matters, I certainly will keep in mind your interest and the possibility of discussions in the future."

  On September 30, 1996, Mr. James telephoned Mr. Cambre and arranged for an October 1, 1996 meeting at Mr. Cambre's home. October 1, 1996 was the first day that Santa Fe became eligible for pooling of interests accounting treatment in connection with a business combination transaction after the two-year period Santa Fe had been required to wait under applicable accounting rules. Mr. James indicated that David H. Batchelder, another member of the Santa Fe Board, would be present at the meeting.

  On October 1, 1996, in response to Mr. James' request, Mr. Cambre and Wayne
W. Murdy, Executive Vice President and Chief Financial Officer of Newmont Mining, met with Mr. James and Mr. Batchelder. At the meeting, Mr. James indicated that, following discussions with members of the Santa Fe Board there was sufficient interest on the part of the Santa Fe Board regarding a possible business combination transaction with Newmont Mining to warrant further discussions. Mr. Batchelder said that he had been assigned by the Santa Fe Board to work with Mr. James on the matter, and that it would be helpful to further deliberations by the Santa Fe Board if Newmont Mining could provide Santa Fe with a potential indication of value (subject to due diligence) as a demonstration of Newmont Mining's level of interest. If the value indicated by Newmont Mining was of sufficient interest, Mr. Batchelder said that Santa Fe would be prepared to commence mutual due diligence investigations. Messrs. James and Batchelder said that Newmont Mining should concentrate on providing a premium price for Santa Fe's stockholders in a stock-for-stock transaction to be accounted for as a pooling of interests. They indicated that while Santa Fe had specifically considered the possibility of business combination transactions with other companies, a transaction with Newmont Mining was the most sensible option for Santa Fe, and it was Santa Fe's preference to engage in the merger process with only one potential acquisition partner.

  On October 9, 1996, Mr. Cambre sent to Mr. James a letter outlining the terms on which Newmont Mining would consider a merger transaction with Santa Fe. The letter contemplated a stock-for-stock merger transaction that would be tax-free to both companies' stockholders and would be accounted for as a pooling of interests. The principal terms indicated in the letter included a possible exchange ratio ranging from 0.32 to 0.35 of a share of Newmont Mining Common Stock for each Santa Fe Share; a requirement for a 60-day exclusivity period during which time Santa Fe would not be permitted to engage in discussions concerning alternative transactions; an option to be granted by Santa Fe giving Newmont Mining the right to buy Santa Fe Shares from Santa Fe in an amount up to 19.9% of the Santa Fe Shares then outstanding; and a merger agreement with customary break-up fee provisions.

  On October 14, 1996, Messrs. James and Batchelder telephoned Mr. Cambre to discuss the indication of interest set forth in Newmont Mining's letter of October 9, and agreed with Mr. Cambre to hold a meeting on October 17 in Denver to discuss issues raised by Newmont Mining's letter. During such conversation, Mr. Batchelder said that the Santa Fe Board was interested in pursuing discussions with Newmont Mining concerning a business combination if Newmont Mining's proposal was at the upper half of the range, as the Santa Fe Board was seeking a premium of 35% to 40%. Mr. Cambre responded that Newmont Mining had defined the range as precisely as then possible.

  On October 17, 1996, a meeting was held in Denver among Messrs. James, Batchelder, Cambre and Murdy, a representative from Goldman Sachs and representatives from SBC Warburg Inc., Santa Fe's financial advisor ("SBC Warburg"). At this meeting, Newmont Mining indicated that it was immediately prepared to begin its due diligence investigation of Santa Fe, but Santa Fe asked to delay due diligence until November 1 in order to complete its new five-year business plan. It was agreed that each party's due diligence investigation of the other would start on approximately November 1 when Santa Fe's new five-year business plan would be completed. During the course of this meeting, Santa Fe's representatives rejected Newmont Mining's request for exclusivity, with Mr. Batchelder stating that Santa Fe was not holding discussions with anyone else and committing not to "shop" Newmont Mining's proposal. During the meeting, Santa Fe's representatives also rejected Newmont Mining's request for an option on Santa Fe's shares, stating that the Santa Fe Board had waited two years to be eligible for pooling of interests accounting treatment and under no circumstances could they approve anything that would preclude the use of pooling. During the course of this meeting, it was agreed that Messrs. Cambre and James would meet separately to discuss their respective management personnel and the management of the combined company after the proposed merger.

  On October 21, 1996, Mr. Cambre called Mr. James to object to the inclusion in the draft mutual confidentiality agreement furnished by Santa Fe's representatives at the October 17 meeting of provisions ("standstill provisions") which would have the effect of limiting or precluding Newmont Mining from making an acquisition offer directly to Santa Fe's stockholders or taking other actions in furtherance of an acquisition attempt by Newmont Mining which might be made without approval of the Santa Fe Board. Following this conversation, counsel for Newmont Mining and Santa Fe also discussed Santa Fe's draft confidentiality agreement.

  On October 22, 1996, Mr. Cambre sent Mr. James a revised mutual confidentiality agreement which did not contain standstill provisions.

  On October 25, 1996, Messrs. Cambre and James met to discuss their respective companies' management personnel and the management of the combined company after the proposed merger. At the beginning of the meeting, Mr. James presented to Mr. Cambre an executed copy of a revised form of confidentiality agreement which Newmont Mining had furnished to Santa Fe earlier that week, which Mr. Cambre also subsequently executed. Mr. James also discussed Santa Fe's problems of not being a large enough gold producer to be included in the top tier of the industry and not having the financial strength to break out of the second tier of gold producers. Mr. James said that Santa Fe's only alternative to a business combination with another gold producer was a complete restructuring which would involve ceasing many of its foreign activities and concentrating its activities in Nevada, Brazil and Central Asia.

  Between October 25 and October 31, 1996, Mr. Cambre and Mr. James spoke several times concerning a due diligence meeting at which the parties would exchange information, and they agreed to hold a due diligence meeting on the weekend of November 2 and 3 in Dallas, Texas. During this period, Newmont Mining and Santa Fe began exchanging information, including certain non-public information, in order to facilitate the due diligence process.

  During the week of October 27, 1996, Mr. James called Mr. Cambre to postpone the due diligence meeting scheduled for the weekend of November 2 and 3 until the following weekend because Santa Fe's new five-year business plan was not ready. On November 1, 1996, Mr. Cambre sent Mr. James a letter confirming arrangements for the due diligence meeting, which had been rescheduled for November 8 and 9.

  On November 8 and 9, 1996, representatives of Newmont Mining and Santa Fe, including, among others, Messrs. Cambre, Murdy, Batchelder and James and representatives of Goldman Sachs and SBC Warburg, met in Dallas for an extended session which included lengthy presentations by each company concerning their future operations and projected performance and the opportunity of each company to ask questions of the other. Santa Fe's presentation included a presentation of Santa Fe's new five-year business plan, as well as a discussion of the restructuring plan which Mr. James had earlier discussed with Mr. Cambre.

  During the course of Newmont Mining's due diligence investigation of Santa Fe, Santa Fe made available to Newmont Mining certain material non-public information concerning Santa Fe, including the following projected financial and other information from Santa Fe's new five-year business plan:

                                       1996      1997  1998  1999  2000  2001
                                       ----      ----- ----- ----- ----- -----
Operating Revenue (in millions)....... $342      $ 469 $ 534 $ 564 $ 585 $ 573
Net Income (in millions).............. $  9(/1/) $  44 $  75 $  55 $  71 $  74
Operating Cash Flow (in millions)..... $ 81      $  90 $ 158 $ 194 $ 207 $ 220
Ounces Produced (in thousands)........  836      1,122 1,279 1,354 1,401 1,359
Weighted Average Cash Cost of
 Production Per Ounce................. $223      $ 236 $ 242 $ 250 $ 252 $ 258
Weighted Average Cost of Production
 Per Ounce............................ $302      $ 326 $ 338 $ 341 $ 339 $ 338
Capital Expenditures (in
 millions)(/2/)....................... $262      $ 109 $ 130 $  52 $  29 $  31

--------
(/1/) Including $28 million in pre-tax write-offs, and restructuring charges and a $9 million one-time pre-tax gain from an exchange by Santa Fe of properties for stock of another party.
(/2/) According to materials provided to Newmont Mining, these figures do not include capitalized interest expense and deferred mining costs; if such costs and expenses were included, capital expenditures for the periods presented would be $340 million, $129 million, $168 million, $93 million, $66 million and $90 million, respectively.

  In addition to the foregoing information, Santa Fe's new five-year business plan assumed that Santa Fe would consummate an equity offering in 1997 that would generate proceeds of $150 million, based on the sale of 8.3 million Santa Fe Shares at a price of $18 per Santa Fe Share. The new five-year business plan also assumed that Santa Fe would realize proceeds of $124 million over the period from 1997 to 2001 from sales of exploration properties and further assumed significant reductions in general and administrative, and exploration expenses beginning in 1997. In the new five-year business plan all production was assumed to come from existing operations and certain identified development projects. In addition, the projections assumed continued hedging by Santa Fe throughout the period resulting in an effective gold price to be received by Santa Fe of approximately $416 per ounce of gold. Newmont Mining also learned that Santa Fe includes in its deferred mining costs a portion of its depletion, depreciation and amortization charges, as compared to Newmont Mining's more conservative accounting policy of treating such charges as expenses. Therefore, upon consummation of the Newmont Mining/Santa Fe Merger, Santa Fe's treatment of depletion, depreciation and amortization charges would need to be adjusted to Newmont Mining's accounting treatment of such charges, which would result in an annual charge to net income for the combined entity for a number of years. The charge is estimated to be $7 million in 1998 and $4 million to $13 million for the years 1997 through 2001.

  At a dinner meeting held on November 8, 1996 attended by Messrs. James, Batchelder, Cambre and Murdy, Mr. James and Mr. Batchelder requested that Newmont Mining submit a formal proposal to the Santa Fe Board and they agreed to send to Mr. Cambre a letter setting forth the items Santa Fe wanted Newmont Mining to address in its proposal. In addition, Mr. Batchelder informed Messrs. Cambre and Murdy for the first time that one written and one oral indication of interest had been received from two other parties, but indicated that Santa Fe would not pursue these other indications as long as negotiations continued at the current pace with Newmont Mining.

  On November 13, 1996, Mr. James sent a letter to Mr. Cambre stating, among other things, that the "open and frank tone" of the discussions at the November 8 meeting "went a long way toward advancing our potential combination." Mr. James' letter set forth a list of items he indicated that Santa Fe wanted Newmont Mining to address as part of its proposal. These included the specific exchange ratio and the structure of the exchange ratio, including pricing structure and collar and termination provisions, the major provisions of a merger agreement, details of the number and nature of board positions expected to be made available to existing directors of Santa Fe, an indication of the potential future roles within the combined organization of Santa Fe's current senior management, the treatment of Santa Fe's stock option and benefit plans and the manner in which service seniority would be handled, the type and amount of synergies to be realized in a combination of the two companies and an explanation of the proposed structure of the transaction, in particular addressing the mechanism by which Santa Fe would be combined with Newmont Gold and the approach to the management of the Newmont Gold minority interest. Mr. Cambre agreed to provide a response to Mr. James' letter by Thursday, November 21, and agreed to a telephone call to be held on Saturday, November 23, to discuss Newmont Mining's proposal.

  On November 15, 1996, Mr. James and Mr. Cambre spoke by telephone concerning personnel matters and agreed to meet in New York with Hay Associates, a personnel consulting firm, to discuss personnel matters and the selection of management for the combined entity.

  On November 19, 1996, Mr. James met with Mr. Cambre in New York, together with a representative of Hay Associates, to discuss personnel matters and the selection of management for the combined entity. On November 20, the Newmont Mining Board met in New York to discuss the potential transaction. At such meeting, the Newmont Mining Board authorized Mr. Cambre to determine the actual exchange ratio to be included in the proposal to be given to Santa Fe, provided that it was within the range approved by the Newmont Mining Board.

  On November 21, 1996, Mr. Cambre sent a letter to Mr. James in response to Santa Fe's request for a proposal and Mr. James' letter of November 13. On behalf of Newmont Mining, Mr. Cambre proposed a stock-for-stock merger transaction that would be tax-free to both companies' stockholders and would be accounted for as a pooling of interests. The proposal, which was subject to Newmont Mining's satisfactory completion of confirmatory due diligence, offered an exchange ratio of 0.33 of a share of Newmont Mining Common Stock for each Santa Fe Share (which represented a premium of 35% above the closing price of the Santa Fe Shares on November 20). The proposal did not offer a collar or any termination provision based on trading prices of the companies' shares. In exchange for Newmont Mining's willingness, in response to Santa Fe's request, to eliminate its request for an option to purchase 19.9% of the Santa Fe Shares, Newmont Mining's proposal also required that the definitive merger agreement to be entered into by the parties contain a $75 million break-up fee payable by Santa Fe. In addition, the letter indicated that Newmont Mining would be willing to place three current members of the Santa Fe Board on the Newmont Mining Board upon completion of the transaction, and further indicated Newmont Mining's intention to retain Hay Associates to assist in the process of choosing the best management personnel from both firms to lead the combined entity.

  Mr. Cambre's November 21 letter also expressed Newmont Mining's disappointment with the results of its initial due diligence investigation of Santa Fe, particularly in light of prior statements to the effect that Newmont Mining's management would be "positively surprised" with the results of its due diligence effort. In particular, Mr. Cambre cited the fact that Santa Fe was projecting lower operating earnings than the investment community had been expecting. Mr. Cambre also indicated disappointment with Newmont Mining's review of Santa Fe's new five-year business plan, which contemplated, among other things, asset sales at what Newmont Mining considered extremely generous valuations; an equity offering at a 40% premium to Santa Fe's then current stock price; and over 50% reductions in general and administrative and exploration spending, which Newmont Mining's management viewed as aggressive assumptions that were unlikely to be achieved.

  On November 22, 1996, Mr. James telephoned Mr. Cambre to confirm the call to discuss the proposal submitted by Newmont Mining scheduled for the next day and informed Mr. Cambre that the Santa Fe Board also was scheduled to meet on the next day.

  On November 23, 1996 Messrs. James and Batchelder telephoned Messrs. Cambre and Murdy to provide certain responses to Newmont Mining's proposal, as set forth in Mr. Cambre's letter of

November 21. Messrs. James and Batchelder said that Santa Fe's Board would meet on Tuesday, November 26, to consider the two proposals which had been received. This was the first indication Newmont Mining had received from Santa Fe that another party had submitted a formal proposal. During this conversation, Messrs. James and Batchelder requested that Newmont Mining reconsider or clarify certain aspects of its proposal, but at no time did they request any increase in the exchange ratio of 0.33 of a share of Newmont Mining Common Stock included in Newmont Mining's proposal. The specific improvements and additional information which were requested included the following: the addition of a collar related to the exchange ratio; a reduction in the break-up fee from $75 million to $60 million plus $5 million for reimbursement of expenses, and a request that it be made reciprocal; a request that the three current directors of Santa Fe to be included on the Newmont Mining Board following consummation of a merger with Santa Fe be chosen from a group of five directors to be selected by Santa Fe; greater specificity as to the roles in the combined company of Mr. James and Mr. Roy Wilkes, Santa Fe's Executive Vice President and Chief Operating Officer; a draft of the merger agreement and information as to whether the draft would contain a "fiduciary out" provision; information as to whether Santa Fe's severance programs would be honored; and a request that Newmont Mining complete its due diligence investigation quickly. In response to a request by Santa Fe, the parties held a conference call on November 25 during which Santa Fe received an update concerning Newmont Mining's Batu Hijau project in Indonesia.

  On Monday, November 25, 1996, Mr. Cambre sent an additional letter to Mr. James and Mr. Batchelder responding to their November 23 telephone conversation. In the November 25 letter, Mr. Cambre indicated that Newmont Mining would not be willing to include a collar together with its exchange ratio or to make the break-up fee reciprocal, but would be willing to revise its proposal to reduce the break-up fee payable by Santa Fe to $65 million, inclusive of expenses, and also provided "fiduciary out" language to be included in the merger agreement. Mr. Cambre also indicated that, in response to Santa Fe's request, Newmont Mining would permit Santa Fe to provide Newmont Mining with a list of six directors, from which the nominating committee of the Newmont Mining Board would select the three to be included on the Newmont Mining Board. He further indicated Newmont Mining's willingness to offer Mr. James and Mr. Wilkes employment contracts to ensure their security as to their roles in the combined company, and to honor in Santa Fe's existing severance agreements and the "change of control" provisions in Santa Fe's stock programs as well as to offer to Santa Fe's employees the opportunity to participate in benefit programs currently available to Newmont Mining employees at comparable levels, taking into account years of service with Santa Fe.

  In the afternoon of Wednesday, November 27, 1996, Mr. Cambre telephoned Mr. James in order to learn of Santa Fe's decision with respect to Newmont Mining's proposal. Mr. James was unavailable to receive the call. Later that afternoon, Mr. James and Mr. Batchelder telephoned Mr. Cambre and informed him that Newmont Mining's proposal of November 21, as modified by the letter of November 25, had been rejected by the Santa Fe Board at a meeting on November
26. Mr. Cambre asked Mr. James and Mr. Batchelder to explain the reason for the rejection and was told that the Santa Fe Board had not considered Newmont Mining's proposal to be the best among the options it had available. Subsequently, Mr. Cambre and other representatives of Newmont Mining attempted without success to reach Mr. James and other representatives of Santa Fe to discuss further the Santa Fe Board's decision with respect to the Newmont Mining proposal.

  During the period from Wednesday afternoon, November 27, 1996, to Wednesday, December 4, 1996, the members of senior management of Newmont Mining held discussions with Newmont Mining's legal and financial advisors to consider alternatives with respect to a transaction with Santa Fe.

  On Thursday, December 5, 1996, following a special meeting of the Newmont Mining Board, Newmont Mining delivered the following proposal letter to the Santa Fe Board, which letter was immediately made public by Newmont Mining through a press release:

                                          December 5, 1996

  Board of Directors
  Santa Fe Pacific Gold Corporation
  6200 Uptown Blvd. NE, Suite 400
  Albuquerque, NM 87110

  ATTENTION: Patrick M. James

    The management and Board of Directors of Newmont Mining Corporation ("Newmont") have determined that the combination of our companies is compelling in terms of value creation for the stockholders of both Santa Fe Pacific Gold Corporation ("SFPG") and Newmont. I am, therefore, writing to make the following proposal, which has been approved by the Board of Directors of Newmont and is hereby submitted to the Board of Directors of SFPG.

    We propose to acquire SFPG in a stock-for-stock merger in which each share of SFPG common stock would be exchanged for 0.33 shares of Newmont common stock in a transaction that would be tax-free to SFPG stockholders and would be accounted for as a pooling-of-interests. The offer is not contingent upon due diligence and could close as soon as regulatory and stockholder approvals are received.

    We believe that this offer represents an attractive price for your stockholders and fairly reflects the benefits we envision from the combination of our businesses. Such a combination would result in:

    . The largest gold mining company in North America;

    . The most extensive gold operations, land position and exploration prospects in Nevada;

    . One of the best capitalized and most geographically diversified mining companies in the world;

    . Substantial operating synergies to provide continued earnings growth and expansion opportunities; and

    . The opportunity to leverage each of our strong proprietary technology bases.

    Such a transaction provides SFPG stockholders with a substantial valuation premium for their shares and a continuing equity interest in a premium gold mining concern in a tax-free transaction. It also offers employees of SFPG the opportunity to work for one of the largest and best funded gold exploration and mining concerns in the world.

    It is our strong preference to work with you toward a friendly transaction, in connection with which we would, of course, expect SFPG to render its stockholder rights plan inapplicable. In any event, we want you and your stockholders to know that we are fully committed to completing this transaction.

    We are today announcing our proposal publicly so that all SFPG stockholders are made aware of it. Our objective is to work with you in a professional and constructive manner to complete this transaction so that its full potential can be realized and the best interests of all stockholders can be served.

                                          Sincerely,

                                          Ronald C. Cambre

  Later on December 5, 1996, Santa Fe confirmed that it had received Newmont Mining's letter, but declined to comment further.

  On December 9, 1996, Santa Fe and Homestake announced that they had entered into the Homestake Merger Agreement.

  On January 3, 1997, the Newmont Mining Board approved the Offer and related matters.

  On January 7, 1997, Newmont Mining publicly announced its intention to make the Offer and sent the following letter to the Santa Fe Board:

                               January 7, 1997

Board of Directors
Santa Fe Pacific Gold Corporation
6200 Uptown Blvd. N.E., Suite 400
Albuquerque, New Mexico 87110

Dear Directors:

  On behalf of the Board of Directors of Newmont Mining Corporation, I am pleased to inform you that Newmont Mining has increased its offer to acquire Santa Fe Pacific Gold Corporation to .40 of a share of Newmont common stock per Santa Fe common share. Based on yesterday's closing prices, our proposal reflects a premium of 15.8% over Santa Fe's current price, a 39% premium over Santa Fe's closing price on December 4, 1996, and a 12.75% premium over the nominal value of Homestake's merger proposal previously accepted by Santa Fe.

  As noted by Messrs. James and Batchelder when they invited Newmont to initiate merger discussions, the "fit" between our two companies is clearly superior to the fit between Santa Fe and any other gold mining company. This theme has been reiterated by the overwhelming majority of the gold analyst community who have commented on Santa Fe since the original Newmont proposal was made public.

  We appreciate the difficulty of your Board's decision when faced with a Homestake proposal that was higher than Newmont's December 5, 1996 offer on a nominal basis. However, our revised proposal provides significantly greater current value than the proposed transaction with Homestake and offers far greater prospects for the achievement of shareholder value over the longer term. Our 30 year history of discoveries and operations in Nevada is unmatched. Therefore, Newmont hereby requests that you take all action necessary to ensure that your shareholders will be able to receive the benefits of the Newmont proposal as soon as possible. Specifically, in light of the superior value offered by Newmont, we hereby request that, pursuant to
Section 4.02 of the Homestake/Santa Fe Merger Agreement, you authorize Santa Fe to enter into immediate negotiations with Newmont regarding our proposal. Once the Santa Fe Board has taken the required action, we are confident that Newmont and Santa Fe can quickly come to terms on a mutually acceptable merger agreement, so that the Homestake/Santa Fe Merger Agreement can be terminated pursuant to its terms and in accordance with your fiduciary obligations to the Santa Fe shareholders.

  To facilitate the earliest completion of our merger with Santa Fe, we have today filed registration materials with the Securities and Exchange Commission, and we intend to initiate an exchange offer for all outstanding shares of Santa Fe as soon as our registration statement is declared effective. These documents explain in detail why a merger with Newmont offers significantly greater value to the Santa Fe shareholders than a transaction with Homestake. Moreover, if Santa Fe does not terminate its proposed merger with Homestake, Newmont will solicit proxies against the Homestake merger proposal pursuant to the proxy solicitation materials, preliminary copies of which were filed today with the Commission. We will start our campaign against the inferior Homestake proposal immediately so that the Santa Fe shareholders may be informed of the benefits of the superior Newmont transaction.

  In addition, Newmont hereby requests that the Santa Fe Board of Directors take all action necessary to: (i) make the rights issued pursuant to the Rights Agreement dated January 26, 1995 inapplicable to Newmont's offer and to defer indefinitely the Distribution Date (as defined in the Rights Agreement); and (ii) make Section 203 of the Delaware General Corporation Law inapplicable to Newmont's offer, actions which have already been taken with respect to the inferior Homestake merger proposal.

  Newmont believes a merger between Santa Fe and Newmont is the most sensible option for Santa Fe and its shareholders. Since the Newmont proposal is clearly superior to the Homestake proposal, we urge you to act promptly to enter into negotiations so that Santa Fe may enter into a definitive agreement with Newmont providing for a merger in which your shareholders will receive
 .40 of a share of Newmont common stock for each of Santa Fe's outstanding shares at the earliest possible time, and without the distraction of a prolonged period of uncertainty for Santa Fe and its shareholders and employees.

  I am prepared to meet with you at any time to discuss the merits of our generous proposal.

                                          Very truly yours,

                                          Ronald C. Cambre
                                          Chairman, President and Chief
                                          Executive Officer

  In addition, on such date Newmont Mining filed the Registration Statement with the Commission, as well as a preliminary proxy statement and other materials for the solicitation by Newmont Mining of Santa Fe's stockholders to vote against the Homestake Merger Agreement.

COMPARISON OF THE PROPOSALS

  Stockholders of Santa Fe face a choice: which company, Newmont Mining or Homestake, is in a better position to provide greater value in the short and long term to Santa Fe stockholders? Which company's stock--Newmont Mining or Homestake--is a better investment and which company will do more to realize the value of Santa Fe's assets?

  Santa Fe as a Merger Candidate. Santa Fe has been a public company since June 1994. Its performance since then has been lackluster: production has declined while costs have increased, there have been no major discoveries, the company's modest exploration successes have been principally on acreage adjacent to its existing activities and its earnings have been disappointing. Yet Santa Fe is a company with significant unrealized potential--if properly exploited. This potential is attributable to Santa Fe's existing mines and its huge underdeveloped land position in northern Nevada. As will be discussed below, Newmont Mining is best suited, by virtue of its extensive operations and experience in northern Nevada, its industry leadership positions in exploration and production and its technological capability to most effectively develop Santa Fe's attractive asset base.

  Why Newmont is the Better Choice. Although Newmont Mining and Homestake are different companies, their proposals contemplate similar transaction structures: each proposal involves a merger in which holders of Santa Fe Shares would receive stock of the acquiror on a tax-free basis pursuant to a fixed exchange ratio, and each proposal is conditioned upon the acquiror being able to account for the transaction as a pooling of interests for financial reporting purposes.

  There are two fundamental reasons why holders of Santa Fe Shares should choose Newmont Mining's Offer over the proposed Homestake Merger:

    1. The Newmont Mining transaction offers significantly more current value; and

    2. The Newmont Mining transaction offers far greater prospects for future growth and appreciation. This is due to both the relative merits of Newmont Mining and Homestake as investments and to what each company will do to develop the value of Santa Fe following a merger.

  What the Proposals are Worth Today. Newmont Mining's proposal offers more current value to the Santa Fe stockholders than the Homestake proposal, as shown below:

              MORE VALUE TODAY: IMPLIED PURCHASE PRICE PER SHARE*

                             NEWMONT                  HOMESTAKE
                           MINING OFFER               PROPOSAL                DIFFERENTIAL
                           ------------               ---------               ------------
December 4, 1996**            $19.00                   $17.14                    $1.86
January 6, 1997                16.50                    14.63                     1.87

--------
* Data are based on the closing price per share of the common stock of Newmont Mining or Homestake, as the case may be, on the indicated dates.
** On December 4, 1996, the closing price of the Santa Fe Shares was $11 7/8.

  What Santa Fe Stockholders will realize in the Future from each Proposal. Homestake and Santa Fe have emphasized that the Homestake proposal should be judged on the potential it provides for future growth of, and increase in value of the share price of, the combined entity. Newmont Mining agrees that this is a critical consideration but believes that logic and experience dictate that a combined Newmont Mining/Santa Fe entity will provide significantly greater value to Santa Fe's stockholders than a combined Homestake/Santa Fe. In reaching this conclusion, Newmont Mining believes it is essential to review the historical performance of each of Newmont Mining and Homestake, and analyze the benefits Newmont Mining and Homestake each can offer to Santa Fe in a merger, including their respective abilities to manage and derive value from the Santa Fe assets, and the financial effects of a Newmont Mining/Santa Fe combination as compared to a Homestake/Santa Fe combination.

Historical Performance

  Newmont Mining has a record of successful sustained growth built upon exploration success and exploitation of technological knowhow. It is a leader in both exploration and production on a global basis. Newmont Mining has demonstrated continued success in finding and processing ores throughout the world, and has capitalized on its proprietary technologies to process and extract additional value from complex ores. Newmont Mining discovered the Carlin Trend in northern Nevada and has a 30-year operating and exploration history in Nevada, the largest gold producing region in North America. As Newmont Mining has successfully mined and processed the particularly complex ores in the Carlin Trend, it has the ability to apply its experience to the Santa Fe properties which, in many cases, are adjacent to Newmont Mining land positions and have similar geologic characteristics. Newmont Mining's production is growing and its production costs are declining.

  By comparison, Homestake has a history of disappointing results, declining production and, relative to Newmont Mining and other major gold producers, high costs. Homestake has a limited recent history of grassroots exploration success. Unlike Newmont Mining, Homestake has minimal experience operating in Nevada, and will not be able to realize meaningful operational synergies by virtue of a combination with Santa Fe. Moreover, the Homestake Merger would result in doubling the number of shares of Homestake Common Stock which would be outstanding.

  Determining Value: Factors Affecting the Value of a Gold Mining Company's Stock. Newmont Mining believes the principal components of the value of a gold mining company's shares include:

  --Reserves: the amount of gold ore available for future production;

  --Production: the amount of gold ore mined and processed for sale each year;

  --Cash and Total Costs: the expenditures required to mine and produce each ounce of gold, focusing on marginal cash costs and total costs including depreciation, respectively;

  --Exploration Success: the company's record of successful exploration, discovery and exploitation of new reserves, particularly those that can be produced at low cost;

  --Exploration Prospects: the amount and quality of territory available to the company to explore for additional gold reserves which is necessary to sustain production and provide for future growth;

  --Profitability: the earnings generated by the company's business;

  --Balance Sheet Strength and Flexibility: the company's ability to finance the company's growth opportunities; and

  --Management: the quality of the company's management team and its track record in managing the company's assets while sustaining growth.

  On all of the foregoing criteria, Newmont Mining is bigger, better and more successful than Homestake.

  Reserves and Exploration. The ability of a gold producer to successfully explore for and increase its reserves is critical to its long term growth and profitability. Newmont Mining's reserves are significantly greater than Homestake's (28.8 million ounces as compared to Homestake's 21.5 million, in each case as of December 31, 1995). In addition, Newmont Mining has been much more successful at locating new gold reserves, both in the vicinity of its producing mines and through exploration efforts. Over the ten-year period from 1986 to 1995, Newmont Mining added an aggregate of 38 million equity ounces to its reserves, including 4.3 million equity ounces acquired in Uzbekistan.

  --Newmont Mining's success during this period occurred primarily in Nevada, with significant discoveries in Peru and Indonesia as well.

  --Over the five-year period from 1991 to 1995, Newmont Mining increased its reserves, net of mining depletion, by approximately 10 million ounces, or 52%.

  Newmont Mining has a superior track record to Homestake in gold exploration. While Homestake is seeking to increase its reserves by acquiring Santa Fe, holders of Santa Fe Shares should consider whether--once the acquisition has been completed--Homestake has the ability to exploit Santa Fe's Nevada properties to their fullest. Santa Fe stockholders should consider that Homestake, with only minor Nevada operations, cannot achieve the cost savings and synergies available to Newmont Mining. Given Homestake's relatively weak exploration track record, and Newmont Mining's specific Nevada exploration experience, the decision for Santa Fe stockholders is clear: Newmont Mining is the better choice.

  Production and Production Costs. Newmont Mining has estimated that it will produce approximately 2.5 million equity ounces in 1997, while it estimates that Homestake's 1997 equity production will be approximately 1.6 million ounces. Over the period 1990-1997, Newmont Mining expects that its total equity production will equal approximately 14.8 million ounces, as compared to a total of approximately 12.5 million equity ounces which it expects to be produced over this period by Homestake. In addition, for the period 1994-1997, Homestake's annual production is expected by Newmont Mining to be essentially flat, while Newmont Mining expects its production to increase by an average of 14% in each year during this period.

  During the 1990-1997 period, Newmont Mining's weighted average cash cost per ounce of gold produced is estimated to be $202, compared to a weighted average of $248 per ounce for Homestake (according to historical information and publicly available analyst estimates). During the entire period 1990-1997, Newmont Mining's average cash costs per ounce are expected to be significantly less than Homestake's in each year of the period, with the minimum annual difference being $31 per ounce. Thus, Newmont Mining has produced more gold than Homestake at a significantly lower cost. Newmont Mining believes that in the period from 1997 to 1999, a combined Newmont Mining/Santa Fe entity would produce approximately 2.3 million more ounces of gold in the aggregate than a Homestake/Santa Fe entity, and that production over that period would grow at rates of 30% per year for Newmont Mining/Santa Fe, in comparison to 23% per year for Homestake/Santa Fe. Moreover, during the period 1997-1998, Newmont Mining estimates that a Newmont Mining/Santa Fe entity would produce gold at an average cash cost that would be $33 per ounce less than the average cash cost for Homestake/Santa Fe.

  Profitability. Newmont Mining is significantly more profitable than Homestake. For the period 1990-1996, Newmont Mining expects to achieve cumulative net income of $729 million. Over the same period, Newmont Mining expects Homestake to record an aggregate net loss of $189 million. Thus, during the relevant period, Newmont Mining's aggregate net income is expected to exceed Homestake's by approximately $920 million. During this period, Newmont Mining expects to earn $59 per ounce produced, while Homestake is estimated to lose $17 per ounce.

  Balance Sheet Strength. Newmont Mining has engaged in extensive exploration activity, as described above, while maintaining a strong balance sheet. Newmont Mining's corporate debt rating from Standard & Poor's is BBB+, while Homestake's corporate debt rating is lower at BBB. Newmont Mining believes that its strong balance sheet will permit a combined Newmont Mining/Santa Fe to have the flexibility to exploit the opportunities presented by the combination.

  Market Performance. Under each of the components of value discussed above, Newmont Mining's performance is better and, in most instances, materially better than Homestake's. Thus, it is logical to expect Newmont Mining's stock market performance to be clearly superior to Homestake's, and it is. If a Santa Fe stockholder had invested $100 on June 15, 1994 (the day Santa Fe became a public company) in Newmont Mining shares, by December 4, 1996 (the day before Newmont Mining announced its original acquisition proposal), that investment would have been worth more than $122 (including reinvestment of dividends). The same investment in Homestake would have been worth barely $81: the investor would have lost money. Indeed, an investment in gold itself would have yielded $96.56 -- a better return than Homestake stock over the same period. The investment in Newmont Mining would be worth 50% more than the investment in Homestake.

  This outcome is not limited to the period since Santa Fe's initial public offering: Newmont Mining's stock has outperformed Homestake's over the last five years, increasing approximately 23% from 1990 through December 4, 1996, as compared to Homestake's approximately 25% decrease.

  Management. Newmont Mining believes that the performance of its shares reflects its superior management team, its expertise in exploration and its superior technology and operating skills, resulting in sustained growth and profitability. Newmont Mining believes that the superior performance of its shares reflects the market's judgment that it has been and will continue to be more profitable and better positioned for future growth than Homestake.

  Consummation of the Homestake/Santa Fe Merger would result in current Santa Fe stockholders owning approximately 50% of the combined entity, as opposed to only approximately 37% of a combined Newmont Mining/Santa Fe entity (and approximately 32% of a combined Newmont Mining/Newmont Gold/Santa Fe entity). Although not yet fully articulated, it appears that the senior management of a combined Homestake/Santa Fe would be drawn liberally from the senior management personnel of each company. In analyzing this, Santa Fe stockholders should consider not only Homestake's historical performance but the results achieved by Santa Fe since becoming a public company. Thus, the investment of $100 made in Santa Fe Shares on June 15, 1994 would have been worth only $81.79 at December 4, 1996, almost identical to Homestake's performance over the same period and significantly below that of Newmont Mining.

The Benefits Newmont Mining and Homestake Bring to a Merger with Santa Fe

  In addition to being a better company than Homestake, Newmont Mining's particular combination of assets, experience and expertise will enable it to bring far more value to a combination with Santa Fe than Homestake can.

  Commitment to and Experience in Nevada/Operational Opportunities. Newmont Mining has successfully managed significant changes in the production characteristics in the gold-producing areas of northern Nevada, where the most important productive assets of Newmont Mining and Santa Fe are located. There are strong similarities in geological and metallurgical characteristics for the Nevada properties owned by Newmont and Santa Fe. Underground mining is rapidly increasing in importance as open pit mining has depleted many of the most readily accessible ore bodies in the area. In addition, as the grade of mineable ores declines, and the metallurgical characteristics change, efficient operations and more sophisticated production methods assume ever greater importance. Newmont Mining believes that its demonstrated ability to successfully manage this transition in its own operations is directly applicable to Santa Fe's operations in Nevada. Newmont Mining believes these skills and expertise will enable it to maximize the cost-efficient production from Santa Fe's existing mines resulting in the most productive exploration and development of Santa Fe's acreage position.

  Newmont Mining operates 11 mines in northern Nevada from which it expects to produce 1.7 million ounces in 1996 and 1.8 million ounces in 1997. Its Nevada reserves aggregate approximately 20.9 million ounces (as of December 31, 1995) and its Nevada exploration properties total approximately 500,000 acres. Newmont Mining discovered the Carlin Trend in northern Nevada and has been operating in that region for 30 years. It has significant experience as a result, especially in finding and processing complex Nevada ores, and it has the ability to apply its experience to the Santa Fe properties which, in many cases, are adjacent to Newmont Mining land positions. Newmont Mining's technological capabilities are supported by its ownership and operation of the only dedicated research and metallurgical laboratory in the gold mining industry and a staff of 220 geoscientists and exploration geologists.

  By contrast, Homestake's limited Nevada operations consist of minority interests in two mines in Nevada which are operated by other companies and a 50% interest in a small mine for which it became the operator in December 1996. Newmont Mining estimates that Homestake's production from these Nevada mines will be approximately 100,000 equity ounces in each of 1996 and 1997. Its Nevada reserves aggregate approximately 3.5 million equity ounces and its Nevada exploration properties are limited.

  Newmont Mining believes the operational opportunities achievable in a merger between Santa Fe and Homestake are minimal. In contrast, Newmont Mining will be able to achieve significant operational benefits and cost savings by virtue of its Nevada-based operations, experience and technology and its geographic proximity to Santa Fe's Nevada operations. In addition to the more than $50 million of annual cost savings discussed below, Newmont Mining expects to optimize the use of oxide mills, autoclaves, flotation units and gold roasters of a combined Newmont Mining/Santa Fe entity by taking advantage of shorter haul distances where appropriate, thereby increasing production efficiency. It expects to create additional value by using its proprietary bioleach technology to process low grade refractory ores from Santa Fe's Twin Creeks mine by transporting certain ores and concentrate from Santa Fe's mines for processing by Newmont Mining's treatment facilities and utilizing Santa Fe's flotation technology for treatment of certain of Newmont Mining's lower-grade ores.

  These opportunities are important to the realization of the intermediate and long-term potential of Santa Fe because they are expected to enable the combined Newmont Mining/Santa Fe to develop their combined Nevada holdings more quickly and cost-effectively and to yield considerably greater production than could otherwise be achieved. The intermediate and long-term values ultimately achieved as a result of the Newmont Mining/Santa Fe Merger will be highly dependent on the skill of the combined company in exploiting Santa Fe's potential.

  Financial Synergies and Cost Savings. Newmont Mining's tremendous advantage over Homestake in operational opportunities is paralleled by its opportunities for cost savings and other financial synergies.

  Newmont Mining's cost advantage relative to Homestake extends beyond its current and historical production cost advantage. In connection with its proposed acquisition of Santa Fe, Newmont Mining estimates that it can achieve approximately $56 million in annual pre-tax cash savings in 1998, including approximately $13 million of savings due to consolidation of Nevada-based staffs, centralized purchasing, and improved equipment utilization, $30 million of savings due to refocused exploration and development efforts, and $13 million of savings in general and administrative overhead, due principally to the planned closing of Santa Fe's Albuquerque, New Mexico headquarters. These estimated savings in 1998 would be offset by a non-cash accounting charge that is estimated to be approximately $7 million in 1998 resulting from differences in Santa Fe's policy for accounting for its deferred mining costs, which is not as conservative as Newmont Mining's policy. The amount of this non-cash accounting charge will vary from year-to-year. Unlike a Homestake/Santa Fe combination, the combined Newmont Mining/Santa Fe entity could be required to pay a one-time $65 million termination fee to Homestake in the year the acquisition was completed.

  By comparison, Homestake and Santa Fe have publicly projected an aggregate of only $30 million in annual synergies or cost savings. These cost savings are primarily attributable to closing Santa Fe's headquarters and taking similar steps to reduce overhead and are of a nature which are sought to be accomplished in a great many business combinations in a wide variety of industries. Newmont Mining's anticipated savings are thus approximately 66% greater than those Homestake anticipates it will be able to realize. These cost savings are important because they have a direct impact upon the combined entity's future profitability and therefore constitute a significant advantage for Newmont Mining in enhancing the values to be achieved by Santa Fe's stockholders.

  Newmont Mining believes that the Offer and the Newmont Mining/Santa Fe Merger, while providing superior value to Santa Fe's stockholders, will be accretive for its own stockholders with respect to reserves and earnings per share in the first full year of the combination and with respect to production and cash flow per share in the second full year assuming a $370 per ounce market gold price. In contrast, Newmont Mining believes the proposed Homestake Merger would entail substantial dilution to the stockholders of Homestake (although Homestake has indicated to the contrary).

  The "Rerating" Myth: Why Newmont Adds Value, and Homestake Does Not. In its public statements to the investment community following announcement of the Homestake Merger Agreement, Homestake made it clear that without attractive prospects of internally generated growth, it had little choice but to acquire a company with reserves and growth capability. In addition, Homestake expressed the view that the combination offered significant opportunities for increased stockholder value due to rerating. In other words, Homestake and Santa Fe have expressed the view that by combining their assets, the stock price of a combined Homestake/Santa Fe (which, for both companies, has traditionally lagged industry-leading performance) will rise because the combined entity will be bigger.

  Newmont Mining believes that Homestake's "rerating" claim is not borne out by either logic or experience. What makes a gold mining company more successful -- and what ultimately makes its stock more valuable -- is better exploration success, higher production growth, lower operating costs, and greater profitability. Without those attributes, size alone is not meaningful. A 1996 combination of two gold producers, Battle Mountain Gold Company and Hemlo Gold Mines Inc., strongly relied upon the opportunity for rerating as an important basis for that transaction. The combined entity's stock market performance has not resulted in a "rerating". Rather, for the period from January 11, 1996 through December 4, 1996 the combined company's stock price has declined by 24%. During the same period, the price of gold increased by 1%.

  Homestake's own acquisition of International Corona Corporation in 1992 also provides no evidence of "rerating". During the period from January 13, 1992 through December 4, 1996, Homestake's stock price has appreciated by only 6%, while the price of gold increased by 4%. In contrast, the price of Newmont Mining Common Stock increased by 46% during the same period, generated almost entirely through internal growth.

  The Bottom Line: A Stronger Company, a Better Deal. The company resulting from a merger of Newmont Mining and Santa Fe will be the largest gold company in North America: it will have nearly 50 million ounces of reserves; its production is expected to increase almost one million ounces by 1999 (from approximately 3.1 million ounces in 1996 to approximately 4.0 million ounces in 1999); its total cash costs are expected to be less than $215 per ounce through 1998; and it will combine companies with vast potential and the technological capability and experience to exploit that potential.

  Newmont Mining's superior exploration, reserves, production and profitability, as well as the financial superiority of the Offer to the Homestake proposal, make Newmont Mining the best choice for Santa Fe stockholders. Newmont Mining is offering significantly more current value and far greater prospects for future growth and appreciation.

  Certain of the data with respect to Newmont Mining, Santa Fe and Homestake contained in this section are "forward-looking statements" that are subject to risks and uncertainties.

HOMESTAKE MERGER AGREEMENT

  The following description of the Homestake Merger Agreement is qualified in its entirety by reference to the text of such Agreement, a copy of which has been filed by Santa Fe as an exhibit to the Santa Fe's Current Report on Form 8-K dated December 9, 1996.

 HOMESTAKE MERGER

  The Homestake Merger Agreement provides that HMGLD, a wholly owned subsidiary of Homestake, would be merged with and into Santa Fe, with Santa Fe being the Surviving Corporation. The Homestake Merger would become effective at the time the certificate of merger is filed with the Secretary of State of the State of Delaware, or at such other time as specified in the certificate of merger after the satisfaction or waiver of the latest to occur of the conditions summarized below under "--Conditions of the Homestake Merger" (the "Effective Time").

 CONSIDERATION

  Under the terms of the Homestake Merger Agreement, each Santa Fe Share (excluding Santa Fe Shares held directly or indirectly by Homestake, Santa Fe or any of their respective subsidiaries) will be converted into the right to receive 1.115 (subject to certain adjustments (as described below)) shares of Homestake Common Stock (the "Conversion Number"). Each Santa Fe Share owned directly or indirectly by Santa Fe, Homestake or any of their respective subsidiaries will be cancelled. Each issued and outstanding share of capital stock of HMGLD will be converted into a share of the Surviving Corporation's common stock. The Conversion Number may be adjusted by Homestake and Santa Fe by mutual agreement to preserve the economic benefits reasonably expected to be received by Santa Fe and Homestake as a result of the consummation of the transaction in the event (i) of any split, combination or reclassification of Homestake Common Stock or the issuance or the authorization of any issuance of any other securities in exchange or in substitution for Homestake Common Stock, (ii) a Santa Fe Distribution Date, Santa Fe Share Acquisition Date or Santa Fe Triggering Event occurs (each as defined in the Santa Fe Rights Agreement) or (iii) under certain circumstances, a Distribution Date, Share Acquisition Date, Triggering Event or Business Combination occurs under the Rights Agreement) dated as of October 16, 1987 between Homestake and The First National Bank of Boston, as Rights Agent (as amended from time to time, the "Homestake Rights Agreement").

 REPRESENTATIONS AND WARRANTIES

  The Homestake Merger Agreement contains certain representations and warranties of Santa Fe including, among other things: (i) that no consents or approvals of any governmental entity or third party which is not a governmental entity are necessary to consummate the Homestake Merger and the other transactions contemplated by the Homestake Merger Agreement, except as disclosed in the Homestake Merger Agreement or, in the case of consents or approvals from third parties which are not governmental entities, the failure of which to obtain would not have a material adverse effect on Santa Fe;
(ii) that Santa Fe has filed all material reports, registrations and statements required to be filed since January 1, 1995 with the Commission;
(iii) as to brokers; (iv) that there has been no event, change, effect or development since September 30, 1996, except as disclosed in its documents filed with the Commission prior to the date of the Homestake Merger Agreement, that has had or, so far as reasonably can be foreseen, is likely to have, individually or in the aggregate, a Santa Fe Material Adverse Effect (as defined herein) on Santa Fe; (v) as to employee compensation; (vi) as to actions and proceedings pending or threatened against Santa Fe; (vii) as to employee benefit plans; (viii) that the documents filed by Santa Fe with the Commission since January 1, 1995 did not contain any untrue statement of material fact and did not omit any material fact necessary to make the statements therein not misleading; (ix) as to governmental licenses and permits, and compliance with laws, including relevant tax laws; (x) as to material contracts; (xi) as to state takeover laws; (xii) that the information to be provided by Santa Fe and its subsidiaries in the registration statement and the joint proxy statement in connection with the Homestake Merger Agreement will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading;
(xiii) as to compliance with environmental laws and worker safety laws; and
(xiv) that Santa Fe has taken all necessary action to render the Santa Fe Rights Agreement inapplicable to the transaction. In addition, the Homestake Merger Agreement contains representations and warranties by Santa Fe as to, among other things, its organization, capitalization, ownership of its material subsidiaries, authority to enter into the Homestake Merger Agreement and the binding effect of the Homestake Merger Agreement. As used in the Homestake Merger Agreement, a "Santa Fe Material Adverse Effect" is defined as any act or omission that would (i) have a material adverse effect on the business, properties, financial condition or results of operations of Santa Fe and its subsidiaries, taken as a whole (other than effects relating to the gold mining industry in general), or (ii) prevent Santa Fe from performing its obligations under the Homestake Merger Agreement.

  The Homestake Merger Agreement also contains similar representations and warranties of Homestake.

 CONDITIONS OF THE HOMESTAKE MERGER

  The respective obligations of each party to effect the Homestake Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions: (i) the Homestake Merger Agreement shall have been approved by the holders of a majority of the Santa Fe Shares (the "Santa Fe Stockholder Approval"), and the issuance of Homestake Common Stock pursuant to the Homestake Merger Agreement shall have been approved by the affirmative vote of the holders of a majority of the shares of Homestake Common Stock ("Homestake Stockholder Approval"); (ii) the shares of Homestake Common Stock issuable upon consummation of the Homestake Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance; (iii) the waiting periods (and any extensions thereof) applicable to the Homestake Merger Agreement under the HSR Act shall have been terminated or expired and any consents, approvals and filings under any foreign antitrust law, the absence of which would prohibit the consummation of the Homestake Merger, shall have been obtained; (iv) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Homestake Merger shall be in effect; (v) the registration statement on Form S-4 for the Homestake Common Stock shall have become effective under the Securities Act and no stop order suspending the effectiveness thereof shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the Commission and Homestake shall have received all necessary "blue sky" authorizations; (vi) Homestake shall have received a letter from Coopers & Lybrand L.L.P. and Santa Fe shall have received a letter from Price Waterhouse LLP, in each case stating that the Homestake Merger will qualify as a pooling of interests transaction under Opinion 16 of the Accounting Principles Board; and (vii) there shall not be pending any suit, action or proceeding by any governmental entity (a) challenging the acquisition of any Santa Fe Shares, seeking to restrain or prohibit the consummation of the Homestake Merger or seeking to obtain from Santa Fe or Homestake any damages that are material in relation to Santa Fe and its subsidiaries taken as a whole, (b) seeking to prohibit or limit the ownership or operation by Santa Fe or Homestake or any of their subsidiaries of any material portion of the business or assets of Santa Fe or Homestake or any of their subsidiaries or to compel Santa Fe or Homestake or any of their subsidiaries to dispose of or hold separate any material portion of the business or assets of Santa Fe or Homestake or any of their subsidiaries, as a result of the Homestake Merger, (c) seeking to impose limitations on the ability of Homestake to acquire or hold, or exercise full rights to acquire or hold, or exercise full rights of ownership of, any shares of capital stock of the Surviving Corporation, (d) seeking to prohibit Homestake from effectively controlling in any material respect the business or operations of Santa Fe or
(e) which otherwise is reasonably likely to have a Santa Fe Material Adverse Effect or a Homestake Material Adverse Effect (which is defined similarly to Santa Fe Material Adverse Effect, except with reference to Homestake and its subsidiaries).

  The obligation of Homestake to effect the Homestake Merger is also subject to the satisfaction or waiver by Homestake at or prior to the Effective Time of the following conditions: (i) the representations and warranties of Santa Fe set forth in the Homestake Merger Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of Santa Fe set forth in the Homestake Merger Agreement that are not so qualified shall be true and correct in all material respects, as of the date of the Homestake Merger Agreement and, except to the extent such representations and warranties speak as of an earlier date, as of the Closing Date (as defined in the Homestake Merger Agreement) and Homestake shall have received a certificate on behalf of Santa Fe to such effect; (ii) Santa Fe shall have performed in all material respects all of its obligations under the Homestake Merger Agreement at or prior to the Closing Date and Homestake shall have received a certificate on behalf of Santa Fe to such effect; (iii) Homestake shall have received the letters from Santa Fe affiliates referenced in the Homestake Merger Agreement; (iv) Homestake shall have received an opinion of its counsel, in form and substance reasonably satisfactory to Homestake, that the Homestake Merger will be treated for U.S. Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; and (v) there shall not have occurred since the date of the Homestake Merger Agreement any event change, effect or development which, individually or in the aggregate, has had or is reasonably likely to have a Santa Fe Material Adverse Effect.

  The obligation of Santa Fe to effect the Homestake Merger is also subject to the satisfaction or waiver by Santa Fe at or prior to the Effective Time of the following conditions: (i) the representations and warranties of Homestake set forth in the Homestake Merger Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of Santa Fe set forth in the Homestake Merger Agreement that are not so qualified shall be true and correct in all material respects, as of the date of the Homestake Merger Agreement and, except to the extent such representations and warranties speak as of an earlier date, as of the Closing Date, and Santa Fe shall have received a certificate on behalf of Homestake to such effect; (ii) Homestake shall have performed in all material respects all of its obligations under the Homestake Merger Agreement at or prior to the Closing Date; (iii) Homestake shall have received the letters from Santa Fe affiliates referenced in the Homestake Merger Agreement; (iv) Santa Fe shall have received an opinion of its counsel, in form and substance reasonably satisfactory to Santa Fe, that the Homestake Merger will be treated for U.S. Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; and (v) there shall not have occurred, since the date of the Homestake Merger Agreement, any event, change, effect or development which individually or in the aggregate, has had or is reasonably likely to have, a Homestake Material Adverse Effect.

 CERTAIN COVENANTS

  The Homestake Merger Agreement provides for certain covenants pending the Effective Time. Generally, Homestake and Santa Fe shall, and shall cause their respective subsidiaries to, (i) conduct their businesses in the usual, regular and ordinary course consistent with past practices and (ii) use their reasonable efforts to preserve intact their respective business organizations, employees and business relationships. The Homestake Merger Agreement also restricts, among other things, the ability of Homestake and Santa Fe and their respective subsidiaries to (i) increase dividends or redeem, repurchase or reclassify capital stock, (ii) issue, deliver, sell, grant, pledge or otherwise encumber shares of their capital stock, (iii) dispose of or encumber assets (other than sales of real property having an aggregate fair market value of less than $20 million or encumbrances in the ordinary course of business), (iv) make any material acquisitions, (v) increase employee compensation (other than pursuant to existing employment agreements or as required by applicable laws), (vi) incur any indebtedness, except for short-term borrowings incurred in the ordinary course of business, (vii) make any new capital expenditures that in the aggregate are in excess of $25 million above the aggregate amount currently budgeted, (viii) amend their respective certificates of incorporation and by-laws, (ix) make any material tax election except to the extent already provided for in documents filed with the Commission, (x) make any amendment to any Employee Stock Plan (as defined therein) and (xi) terminate or amend on terms less favorable to itself any agreement filed as an exhibit to any documents filed with the Commission.

  Santa Fe has agreed not to, and not to permit any of its subsidiaries to, authorize or permit any of their respective officers, employees or agents to directly or indirectly solicit, initiate or encourage any inquiries relating to, or the making of any proposal which constitutes a Santa Fe Takeover Proposal (as hereinafter defined) or participate in any discussions or negotiations, or provide third parties with any non-public information, relating to any such inquiry or proposal or otherwise facilitate any effort or attempt to make or implement a Santa Fe Takeover Proposal, unless, in the case of a Santa Fe Takeover Proposal that was not solicited and did not otherwise result from the initiation or encouragement of inquiries relating to a Santa Fe Takeover Proposal, the Santa Fe Board, after having consulted with counsel and its financial advisors, has reasonably determined in good faith that the failure to do so would create a reasonable possibility of a breach by the members of the Santa Fe Board of their fiduciary duties. Santa Fe shall immediately advise Homestake following the receipt by it of any Santa Fe Takeover Proposal and the details thereof, and advise Homestake of any developments with respect to such Santa Fe Takeover Proposal, immediately upon the occurrence thereof. The term "Santa Fe Takeover Proposal," as used in the Homestake Merger Agreement, is defined as any proposal for a merger, consolidation or other business combination involving Santa Fe or any of its respective subsidiaries or any proposal or offer to acquire more than 30% of any class of voting securities of Santa Fe or any of its Significant Subsidiaries (as defined in the Homestake Merger Agreement). Santa Fe has also agreed to hold a meeting of its stockholders for the purpose of obtaining the approvals of such stockholders required in connection with the Homestake Merger Agreement and to cause the Santa Fe Board to recommend that its stockholders approve the matters to be voted on by such stockholders in connection with the Homestake Merger, except that the Santa Fe Board may fail to make such recommendation (or withdraw, modify or change such recommendation in a manner adverse to the other party) if a Santa Fe Takeover Proposal is pending and the Santa Fe Board, after having consulted with counsel and its financial advisors, determines in good faith, after considering, among other things, whether such Santa Fe Takeover Proposal is more favorable to Santa Fe stockholders than the transactions contemplated by the Homestake Merger Agreement, that the failure to take such action would create a reasonable possibility of a breach of the fiduciary duties of the members of the Santa Fe Board under applicable law.

  Homestake has agreed not to, and not to permit any of its subsidiaries to, authorize or permit any of their respective officers, employees or agents to directly or indirectly solicit, initiate or encourage any inquires relating to, or the making of, any proposal which constitutes, a Homestake Takeover Proposal (as hereinafter defined), or participate in any discussions or negotiations, or provide third parties with any non-public information, relating to any such inquiry or proposal or otherwise facilitate any effort or attempt to make or implement a Homestake Takeover Proposal, unless, in the case of a Homestake Takeover Proposal that was not solicited and did not otherwise result from the initiation or encouragement of inquiries relating to a Homestake Takeover Proposal, the Board of Directors of Homestake (the "Homestake Board"), after having consulted with counsel and its financial advisors, has reasonably determined in good faith that the failure to do so would cause the members of the Homestake Board to breach their fiduciary duties. Homestake shall immediately advise Santa Fe following the receipt by it of any Homestake Takeover Proposal and the details thereof, and advise Santa Fe of any developments with respect to such Homestake Proposal, immediately upon the occurrence thereof. The term "Homestake Takeover Proposal" means, with respect to any person, any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Homestake or any of its subsidiaries or any proposal or offer to acquire more than 30% of any class of voting securities of Homestake or any of its Significant Subsidiaries (as such term is defined in the Homestake Merger Agreement). Homestake has also agreed to hold a meeting of its stockholders for the purpose of obtaining the approvals of such stockholders required in connection with the Homestake Merger Agreement and to cause the Homestake Board to recommend that its stockholders approve the matters to be voted on by such stockholders in connection with the Homestake Merger, except that the Homestake Board may fail to make such recommendation (or withdraw, modify or change such recommendation in a manner adverse to the other party) if a Homestake Takeover Proposal is pending and the Homestake Board, after having consulted with counsel and its financial advisors, determines in good faith after considering, among other things, whether such Homestake Takeover Proposal is more favorable to Homestake stockholders than the transactions contemplated by the Homestake Merger Agreement, that the failure to take such action would create a reasonable possibility of a breach of the fiduciary duties of the members of the Homestake Board under applicable law.

 MANAGEMENT; BOARD OF DIRECTORS

  The Homestake Merger Agreement provides that at the Effective Time, the individuals who are the directors of HMGLD immediately prior to the Effective Time shall be the directors of the Surviving

Corporation until thereafter they cease to be directors in accordance with the DGCL and the Certificate of Incorporation and By-Laws of the Surviving Corporation. The individuals who are the officers of Santa Fe immediately prior to the Effective Time shall be the officers of the Surviving Corporation until thereafter they cease to be officers in accordance with the DGCL and the Certificate of Incorporation and By-Laws of the Surviving Corporation.

  The Homestake Merger Agreement also provides that the Homestake Board shall take such corporate actions as are necessary to provide that, at the Effective Time of the Homestake Merger, (i) the number of directors of Homestake shall be reduced from 13 to 12 and (ii) the Homestake Board shall consist of (a) five individuals who were members of the Homestake Board immediately prior to the Effective Time, with Mr. Jack E. Thompson to be the Chairman of the Homestake Board, such five individuals selected by the Homestake Board (b) five individuals who were members of the Santa Fe Board immediately prior to the Effective Time, such five individuals selected by the Santa Fe Board and
(c) two individuals selected by the 10 individuals who are selected as directors of Homestake pursuant to subclauses (a) and (b) above. The Homestake Merger Agreement also provides that the Santa Fe Board shall be permitted to reject up to two of such five individuals selected by the Homestake Board (other than Jack E. Thompson), in which case the Homestake Board shall thereafter select another individual or individuals, as applicable. If the Santa Fe Board shall have only rejected one individual in the first instance, it shall be permitted to reject the replacement individual, in which case the Homestake Board shall select another individual in lieu of such rejected replacement individual. The Homestake Merger Agreement provides the Homestake Board with similar rights to reject up to two of the five individuals selected by the Santa Fe Board.

  The Homestake Merger Agreement also provides that the Homestake Board shall take such corporate actions as are necessary to provide that, effective as of the Effective Time, Patrick M. James, President and Chief Executive Officer of Santa Fe, shall be President and Chief Operating Officer of Homestake, and that Jack E. Thompson, President and Chief Executive Officer of Homestake, shall be Chairman of the Board and Chief Executive Officer of Homestake.

 TERMINATION

  The Homestake Merger Agreement may be terminated at any time prior to the Effective Time:

    (a) by mutual written consent of Homestake, HMGLD and Santa Fe; or

    (b) by either Homestake or Santa Fe: (i) if, at a duly held stockholders meeting of Santa Fe or any adjournment thereof at which Santa Fe stockholder approval is voted upon, Santa Fe stockholder approval shall not have been obtained; (ii) if, at a duly held stockholders meeting of Homestake or any adjournment thereof at which the Homestake stockholder approval is voted upon, the Homestake stockholder approval shall not have been obtained; (iii) if the Homestake Merger shall not have been consummated on or before June 30, 1997 (the "Outside Date"), unless the failure to consummate the Homestake Merger is the result of a wilful, material breach of the Homestake Merger Agreement by the party seeking to terminate the Homestake Merger Agreement; (iv) if any court of competent jurisdiction or other governmental entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Homestake Merger and such order, decree, ruling or other action shall have become final and non-appealable; or (v) in the event of a breach by the other party of any representation, warranty, covenant or other agreement contained in the Homestake Merger Agreement which (A) would give rise to the failure of a condition regarding the truth of representations and warranties made by each party and the performance of obligations of each party and (B) cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement that would give rise to a failure of a condition as described in clause (A) above);

    (c) by Homestake in the event that the condition to the obligation of Homestake to effect the Homestake Merger relating to the receipt of a pooling-of-interests letter from Homestake's outside auditors, or any other condition to Homestake's obligations that is not a mutual condition, is not capable of being satisfied prior to the Outside Date;

    (d) by Santa Fe in the event that the condition to the obligation of Santa Fe to effect the Homestake Merger relating to the receipt of a pooling-of-interests letter from Santa Fe's outside auditors, or any other condition to Santa Fe's obligations that is not a mutual condition, is not capable of being satisfied prior to the Outside Date;

    (e) by Santa Fe, if the Santa Fe Board shall have approved, and Santa Fe shall concurrently with such termination enter into, a definitive agreement providing for the implementation of the transactions contemplated by a Santa Fe Takeover Proposal; provided, however, that (i) such Santa Fe Takeover Proposal was not solicited by Santa Fe and did not otherwise result from a breach of the covenant relating to no solicitation by Santa Fe, (ii) the Santa Fe Board shall have complied with the covenant to provide Homestake with an opportunity to respond to such Santa Fe Takeover Proposal and (iii) Santa Fe simultaneously pays to Homestake a break-up fee of $65 million;

    (f) by Homestake, if the Homestake Board shall have approved, and Homestake shall concurrently with such termination enter into, a definitive agreement providing for the implementation of the transactions contemplated by a Homestake Takeover Proposal; provided, however, that (i) such Homestake Takeover Proposal was not solicited by Homestake and did not otherwise result from a breach of the covenant relating to no solicitation by Homestake, (ii) the Homestake Board shall have complied with the covenant to provide Santa Fe with an opportunity to respond to such Homestake Takeover Proposal and (iii) Homestake simultaneously pays to Santa Fe a break-up fee of $65 million;

    (g) by Santa Fe, if Homestake's Board of Directors shall have (i) failed to recommend to Homestake's stockholders that they give the Homestake Stockholder Approval, (ii) withdrawn or modified in a manner adverse to Santa Fe its recommendation to Homestake's stockholders that they give the Homestake Stockholder Approval or (iii) failed to reaffirm its recommendation to Homestake's stockholders that they give the Homestake Stockholder Approval within fourteen days after Santa Fe has made a written request to Homestake to do so (which written request may be made by Santa Fe at any time after the public disclosure of a Homestake Takeover Proposal); and

    (h) by Homestake, if the Santa Fe Board shall have (i) failed to recommend to Santa Fe's stockholders that they give Santa Fe Stockholder Approval, (ii) withdrawn or modified in a manner adverse to Homestake its recommendation to Santa Fe's stockholders that they give Santa Fe Stockholder Approval or (iii) failed to reaffirm its recommendation to Santa Fe's stockholders that they give the Santa Fe Stockholder Approval within fourteen days after Homestake has made a written request to Santa Fe to do so (which written request may be made by Homestake at any time after the public disclosure of a Santa Fe Takeover Proposal).

 EFFECT OF TERMINATION

  In the event that any person shall make a Santa Fe Takeover Proposal that shall not have been withdrawn on the date of a duly called, noticed and convened meeting of Santa Fe stockholders for the purpose of obtaining approval of Santa Fe stockholders necessary to approve the Homestake Merger Agreement ("Santa Fe Stockholder Approval") and the Homestake Merger Agreement is terminated because (i) Santa Fe Stockholder Approval shall not have been obtained, (ii) Santa Fe shall have approved a Santa Fe Takeover Proposal or
(iii) Homestake terminated the Homestake Merger Agreement because the Santa Fe Board failed to recommend that the Santa Fe stockholders approve the Homestake Merger, then Santa Fe shall pay Homestake $65 million.

  In the event that any person shall make a Homestake Takeover Proposal that shall not have been withdrawn on the date of a duly called, noticed and convened meeting of Homestake stockholders for the purpose of obtaining approval of Homestake stockholders necessary to approve the issuance of shares pursuant to the Homestake Merger and an amendment to Homestake's Restated Certificate of Incorporation to increase the number of authorized shares of Homestake Common Stock ("Homestake Stockholder Approval") and thereafter the Homestake Merger Agreement is terminated because (i) Homestake Stockholder Approval shall not have been obtained, (ii) Homestake shall have approved a Homestake Takeover Proposal or (iii) Santa Fe terminated the Homestake Merger Agreement because the Homestake Board failed to recommend that the Homestake stockholders approve the Homestake Merger, then Homestake shall pay Santa Fe $65 million.

  In the event of termination (i) by Santa Fe or Homestake because Santa Fe Stockholder Approval shall not have been obtained or (ii) by Homestake because of a breach of a covenant by Santa Fe contained in the Homestake Merger Agreement, then Santa Fe shall reimburse Homestake for all reasonable out-of-pocket expenses (up to $5 million).

  In the event of termination (i) by Homestake or Santa Fe because Homestake Stockholder Approval shall not have been obtained or (ii) by Santa Fe because of a breach of a covenant by Homestake contained in the Homestake Merger Agreement, then Homestake shall reimburse Santa Fe for all reasonable out-of-pocket expenses (up to $5 million).

  Newmont Mining has requested the Santa Fe Board to enter into immediate negotiations with Newmont Mining with respect to the Offer and to terminate the Homestake Merger Agreement in accordance with its terms, so that Santa Fe can enter into a merger with Newmont Mining. In connection with the Offer, Newmont Mining will commence a solicitation of proxies from Santa Fe's stockholders against approval of the Homestake Merger Agreement. If the Santa Fe Board proceeds to submit the Homestake Merger Agreement to a vote of Santa Fe's stockholders and such stockholders do not approve the Homestake Merger Agreement, Newmont Mining believes that the Santa Fe Board should respect the vote of the Santa Fe stockholders and enter into a merger with Newmont Mining on the terms described herein.

                        VOTING ON THE HOMESTAKE MERGER

  All outstanding Santa Fe Shares as of the close of business on       , 1997
will be entitled to vote at the Special Meeting. Each Santa Fe Share is entitled to one vote. According to the Homestake Merger Agreement, as of December 5, 1996 there were outstanding 131,459,422 Santa Fe Shares. As of the date hereof, Newmont Mining and its subsidiaries beneficially owned 4,800 Santa Fe Shares. Santa Fe Shares not voted (including broker non-votes) and Santa Fe Shares voted to "ABSTAIN" from such vote will have the same effect as a vote "AGAINST" the Homestake Merger.

  The accompanying [COLOR] proxy will be voted in accordance with the stockholder's instructions on such [COLOR] proxy. Stockholders may vote against the proposed Homestake Merger by marking the proper box on the [COLOR] proxy. If no instructions are given, the [COLOR] proxy will be voted AGAINST the Homestake Merger.

NEWMONT MINING

  Newmont Mining was incorporated in 1921 under the laws of Delaware. Its sole asset is approximately 91% of the outstanding shares of common stock of Newmont Gold Company, a Delaware corporation ("Newmont Gold"). Newmont Gold is engaged, directly and through its subsidiaries and affiliates, in gold production, exploration for gold and acquisition of gold properties worldwide. Newmont Mining, together with Newmont Gold and its subsidiaries, are referred to herein as the "Corporation."

  Substantially all of the Corporation's consolidated sales and operating profit in 1995, 1994 and 1993 related to its gold mining activities. Although most of the Corporation's consolidated identifiable assets relate to domestic activities, 22% of its net identifiable assets as of December 31, 1995 were related to foreign activities, with no single foreign operating entity representing more than 10% of the Corporation's assets.

  Newmont Gold, the second largest gold producer in North America with year-end 1995 reserves of approximately 28.8 million equity ounces of gold, produces gold from 100% owned operations on the Carlin Trend in Nevada, through a 38% owned venture in Peru which commenced gold production in 1993, a 50% owned venture in Uzbekistan which commenced production in 1995 and an 80% owned venture in Indonesia, which commenced production in early 1996. Newmont Gold currently has an 80% interest in a large copper/gold project in Indonesia. Under the terms of the joint venture agreement governing such project, after the required contributions are made by both Newmont Gold and its joint venture partner, Newmont Gold will retain a 45% interest in the project. The project is awaiting various Indonesian governmental approvals to commence the construction process. Newmont Gold also has a 44% interest in a project in Mexico which is in the feasibility study phase. In addition to exploration activities conducted in connection with these operations and projects, Newmont Gold continues to explore for gold and/or is conducting joint venture discussions in various other countries, including Canada, Ecuador, certain countries in East and Southeast Asia, the Caribbean and the U.S. Newmont Gold produced approximately
1.9 million equity ounces of gold in 1995 and approximately 1.7 million equity ounces of gold during the first nine months of 1996.

  Newmont Mining has been considering various approaches to simplify its corporate structure. To achieve this objective, Newmont Mining and Newmont Gold are considering entering into a merger transaction simultaneously with the consummation of the Offer and the Newmont Mining/Santa Fe Merger (the "Newmont Gold Merger"). In such transaction, Newmont Gold would become a wholly-owned subsidiary of Newmont Mining and the outstanding shares of common stock of Newmont Gold (other than those held by Newmont Mining) would be converted into shares of Newmont Mining Common Stock. Alternatively, Newmont Mining and Newmont Gold may defer the Newmont Gold Merger. In such event, simultaneously with the consummation of the Offer and the Newmont Mining/Santa Fe Merger, Newmont Mining would contribute to Newmont Gold the Santa Fe Shares acquired by Newmont Mining in the Offer and the Newmont Mining/Santa Fe Merger.

  Newmont Mining is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. The reports, proxy statements and other information filed by Newmont Mining with the Commission may be inspected and copied at the Commission's public reference room located at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the public reference facilities in the Commission's regional offices located at: 7 World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 400, Chicago, Illinois 60661. Copies of such material may be obtained at prescribed rates by writing to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. Newmont Mining is an electronic filer with the Commission, which maintains a web site containing reports, proxy and other information statements at the following location: http:
//www.sec.gov. The shares of Newmont Mining Common Stock are listed on the New York Stock Exchange (the "NYSE"), the Paris Bourse, the Brussels Stock Exchange and the Swiss Stock Exchanges. The periodic reports, proxy statements and other information filed by Newmont Mining with the Commission may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

  Certain information concerning the directors and executive officers of Newmont Mining and other representatives of Newmont Mining who may solicit proxies from Santa Fe stockholders is set forth in Annex A hereto. Certain information concerning the Santa Fe Shares held by the persons described in the preceding sentence and by Newmont Mining and its affiliates, and certain transactions between any of them and Santa Fe, is set forth in Annex B hereto.

                             VOTING OF PROXY CARDS

PROCEDURAL INSTRUCTIONS

  The accompanying [COLOR] proxy card will be voted in accordance with the Santa Fe stockholder's instructions on such [COLOR] proxy card. Santa Fe stockholders may vote against the proposed Homestake Merger or may withhold their votes or vote for such approval and adoption by marking the proper box on the [COLOR] proxy and signing, dating and returning it promptly in the enclosed postage-paid envelope. If a Santa Fe stockholder returns a [COLOR] proxy card that is signed, dated and not marked, that Santa Fe stockholder will be deemed to have voted against approval and adoption of the Homestake Merger Agreement.

  Only Santa Fe stockholders of record on the Record Date are eligible to give their proxies. Therefore, any stockholder owning Santa Fe Shares held in the name of a brokerage firm, bank, or other institution should sign, date and return the [COLOR] proxy card to such brokerage firm, bank or other institution in the envelope provided by that firm.

  Approval and adoption of the Homestake Merger Agreement requires the affirmative vote of a majority of Santa Fe Shares outstanding on the Record Date.

  NEWMONT MINING URGES YOU TO VOTE AGAINST THE PROPOSED HOMESTAKE MERGER AGREEMENT AND PRESERVE YOUR OPPORTUNITY TO ACCEPT THE HIGHER VALUE NEWMONT MINING OFFER. IF YOU WANT THE NEWMONT MINING OFFER TO SUCCEED, VOTE AGAINST THE PROPOSED HOMESTAKE MERGER AGREEMENT BY SIGNING, DATING AND RETURNING THE ENCLOSED [COLOR] PROXY CARD TODAY.

REVOCATION OF PROXIES

  An executed proxy may be revoked at any time prior to its exercise by submitting another proxy with a later date, by appearing in person at the Special Meeting and voting or by sending a written, signed, dated revocation which clearly identifies the proxy being revoked to either (a) Newmont Mining in care of Georgeson & Company Inc. at Wall Street Plaza, New York, New York 10005, or (b) the principal executive offices of Newmont Mining at 1700 Lincoln Street, Denver, Colorado 80203. A revocation may be in any written form validly signed by the record holder as long as it clearly states that the proxy previously given is no longer effective. Newmont Mining requests that a copy of any revocation sent to Santa Fe also be sent to Newmont Mining in care of Georgeson & Company Inc. at the above address so that Newmont Mining may more accurately determine if and when proxies have been received from the holders of record on the Record Date of a majority of the Santa Fe Shares then outstanding.

  IF YOU HAVE ALREADY SENT A PROXY CARD TO SANTA FE THE BOARD, YOU MAY REVOKE THAT PROXY AND VOTE AGAINST THE PROPOSED HOMESTAKE MERGER AGREEMENT BY SIGNING, DATING AND RETURNING THE ENCLOSED [COLOR] PROXY CARD. THE LATEST DATED PROXY IS THE ONLY ONE THAT COUNTS.

APPRAISAL RIGHTS

  According to the Registration Statement on Form S-4 filed with the Securities and Exchange Commission by Homestake on January 6, 1997 (the "Homestake Registration Statement") Santa Fe stockholders will not be entitled to any appraisal rights in connection with the Homestake Merger.

OWNERSHIP OF SANTA FE SHARES

  Each Santa Fe Share is entitled to one vote, and the Santa Fe Shares are the only class of securities of Santa Fe currently entitled to vote at the Special Meeting. According to Santa Fe's Annual Report on Form 10-K for the year ended December 31, 1995, there were, as of February 20, 1996, 53,000 record holders of Santa Fe Shares and according to the Homestake Merger Agreement there were, as of December 5, 1996, 131,459,422 Santa Fe Shares outstanding.

  The following table sets forth the share ownership of all persons who own beneficially more than 5% of the outstanding Santa Fe Shares to the extent known by Newmont Mining. The information below with respect to such beneficial ownership is based upon the disclosure contained in the Homestake Registration Statement.


                                           SANTA FE SHARES HELD      PERCENTAGE OF SANTA FE
          NAME & ADDRESS OF                   AND NATURE OF                  SHARES
          BENEFICIAL OWNER                 BENEFICIAL OWNERSHIP      BENEFICIALLY OWNED(3)
-------------------------------------- ----------------------------  ----------------------
College Retirement Equities Fund                6,623,339 (1)                 5.04%
 730 Third Avenue
 New York, NY 10017-3206

FMR Corp.                                      10,622,313 (2)                 8.08%
 Edward C. Johnson, 3rd
 82 Devonshire Street
 Boston, MA 02109

--------
(1) A report on Schedule 13G, dated February 1, 1996, disclosed that College Retirement Equities Fund had sole power to vote or to direct the vote of 6,623,339 Santa Fe Shares, shared voting power over no Santa Fe Shares, sole dispositive power over 6,623,339 Santa Fe Shares and shared dispositive power over no Santa Fe Shares.
(2) A report on Schedule 13G, dated February 14, 1996, disclosed that FMR Corp. had sole power to vote or to direct the vote of 161,053 Santa Fe Shares, shared voting power over no Santa Fe Shares, sole dispositive power over 10,622,313 Santa Fe Shares and shared dispositive power over no Santa Fe Shares.
(3) Percentages are based on the 131,449,002 Santa Fe Shares outstanding as of December 31, 1995.

  For information relating to the ownership of Santa Fe Shares by the current directors and executive officers of Santa Fe, see Annex C hereto.

  The information concerning Santa Fe contained in this Proxy Statement (including Annex C hereto) has been taken from or is based upon documents and records on file with the Commission and other publicly available information. As described in "Background of the Offer" contained in this Proxy Statement, Newmont Mining has conducted only a limited review of certain information provided to it by Santa Fe, and is not in a position to verify, or make any representation with respect to the accuracy of, any such information or statements.

SOLICITATION OF PROXIES

  Proxies against the Homestake Merger will be solicited by mail, telephone, telegraph, telex, telecopier and advertisement and in person. Solicitation may be made by directors, executive officers and other representatives of Newmont Mining. See Annex A hereto for a listing of such persons.

  Banks, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward the solicitation materials to the beneficial owners of Santa Fe Shares for which they hold of record and Newmont Mining will reimburse them for their reasonable out-of-pocket expenses.

  In addition, Newmont Mining has retained Georgeson & Company Inc. ("Georgeson") to assist and to provide advisory services in connection with this proxy solicitation for which Georgeson will be paid a fee of not more
than $           and will be reimbursed for reasonable out-of-pocket expenses.
Newmont Mining will indemnify Georgeson against certain liabilities and expenses in connection with the proxy solicitation, including certain liabilities under the federal securities laws.

  Goldman, Sachs & Co. ("Goldman Sachs") is providing certain financial advisory services to Newmont Mining in connection with the Offer, including, among other things, this proxy solicitation. For information concerning the fees to be paid to Goldman Sachs in connection with such engagement, see "The Offer--Fees and Expenses" in the Newmont Mining Prospectus. Newmont Mining has also agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including the reasonable fees and expenses of its legal counsel, incurred in connection with its engagement, and has agreed to indemnify Goldman Sachs and certain related persons and entities against certain liabilities and expenses in connection with its engagement, including certain liabilities under the federal securities laws. In connection with Goldman Sachs' engagement as financial advisor, Newmont Mining anticipates that certain employees of Goldman Sachs may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of Santa Fe for the purpose of assisting in this proxy solicitation. Goldman Sachs will not receive any fee for or in connection with such solicitation activities by its respective employees apart from the fees they are otherwise entitled to receive as described above.

  In addition to the fees to be received by Goldman Sachs in connection with its engagement as financial advisor to Newmont Mining, Goldman Sachs has in the past rendered and is expected to continue to render various investment banking and financial advisory services to Newmont Mining for which it has received customary compensation.

  The expenses related to this proxy solicitation will be borne by Newmont Mining. Newmont Mining does not intend to seek reimbursement of its expenses related to this proxy solicitation from Santa Fe whether or not this proxy solicitation is successful.

  If you have any questions concerning this proxy solicitation or the procedures to be followed to execute and deliver a proxy, please contact Georgeson at the address or phone number specified below.

  YOUR PROXY AND PROMPT ACTION ARE IMPORTANT. YOU ARE URGED TO GRANT YOUR PROXY BY SIGNING, DATING AND RETURNING THE ENCLOSED [COLOR] PROXY CARD TODAY.

                                          NEWMONT MINING CORPORATION

January   , 1997

-------------------------------------------------------------------------------

                           GEORGESON & COMPANY INC.
                                88 PINE STREET
                               WALL STREET PLAZA
                           NEW YORK, NEW YORK 10005

      BANKERS AND BROKERS CALL COLLECT: (212) 440-9800 or (800) 223-2064
          ALL OTHERS CALL TOLL-FREE: (800) 223-2064 (if in New York State) or
                   (800) 533-1038 (if out of New York State)

-------------------------------------------------------------------------------

                          FORWARD-LOOKING STATEMENTS

  CERTAIN STATEMENTS CONTAINED IN THIS PROXY STATEMENT THAT ARE NOT STATEMENTS OF HISTORICAL FACTS ARE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND ARE THUS PROSPECTIVE. SUCH FORWARD-LOOKING STATEMENTS ARE SUBJECT TO RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM FUTURE RESULTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. ALL SUBSEQUENT WRITTEN AND ORAL FORWARD-LOOKING STATEMENTS ATTRIBUTABLE TO NEWMONT MINING OR TO PERSONS ACTING ON ITS BEHALF ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY THE CAUTIONARY STATEMENTS. NEWMONT MINING WAS NOT INVOLVED IN THE PREPARATION OF ANY FORWARD-LOOKING STATEMENTS RELATING TO SANTA FE OR HOMESTAKE AND IS NOT IN A POSITION TO VERIFY SUCH STATEMENTS AND TAKES NO RESPONSIBILITY THEREFOR.

                                                                        ANNEX A

             INFORMATION CONCERNING THE DIRECTORS AND OFFICERS OF
                  NEWMONT MINING AND OTHER REPRESENTATIVES OF
                    NEWMONT MINING WHO MAY SOLICIT PROXIES

  The following tables set forth the name, business address and the present principal occupation or employment, and the name, principal business and address of any corporation or other organization in which such employment is carried on, of the directors and officers of Newmont Mining and other representatives of Newmont Mining who may solicit proxies from stockholders of Santa Fe. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Newmont Mining and Newmont Gold.

                   DIRECTORS AND OFFICERS OF NEWMONT MINING


          NAME AND PRINCIPAL              PRESENT OFFICE OR OTHER PRINCIPAL
          BUSINESS ADDRESS*                   OCCUPATION OR EMPLOYMENT
          ------------------              ---------------------------------
 Rudolph I.J. Agnew.................. Director; Chairman of World Conservation
  7 Eccleston Street                   Monitoring Centre
  Belgravia, London SW1W 9LX
  England
 J.P. Bolduc......................... Director; Chairman and Chief Executive
  JPB Enterprises, Inc.                Officer of JPB Enterprises, Inc.
  8808 Centre Park Drive #204
  Columbia, Maryland 21045
 Ronald C. Cambre.................... Director; Chairman, President and Chief
                                       Executive Officer
 Joseph P. Flannery.................. Director; Chairman, President and Chief
  Uniroyal Holding, Inc.               Executive Officer of Uniroyal Holding,
  70 Great Hill Road                   Inc.
  Naugatuck, Connecticut 06770
 Leo I. Higdon, Jr................... Director; Dean and Charles C. Abbott
  Darden Graduate School of Business   Professor of the Darden Graduate School
  University of Virginia               of Business Administration at the
  Massie Road Extended                 University of Virginia
  Charlottesville, Virginia 22903
 Thomas A. Holmes.................... Director; Retired Chairman and Chief
  Ingersoll-Rand Company               Executive Officer of Ingersoll-Rand
  200 Chestnut Ridge Road              Company
  Woodcliff Lake, New Jersey 07675
 Robin A. Plumbridge................. Director; Chairman of Gold Fields of
  Gold Fields of South Africa Limited  South Africa Limited
  P.O. Box 61525
  Marshalltown 2107
  Republic of South Africa
 Moeen A. Qureshi.................... Director; Chairman of Emerging Markets
  Emerging Markets Partnership         Partnership
  2001 Pennsylvania Ave., #1100
  Washington, DC  20006

          NAME AND PRINCIPAL             PRESENT OFFICE OR OTHER PRINCIPAL
          BUSINESS ADDRESS*                   OCCUPATION OR EMPLOYMENT
          ------------------             ---------------------------------
 Michael K. Reilly................... Director; Chairman of Zeigler Coal
  Zeigler Coal Holding Company         Holding Company
  50 Jerome Lane
  Fairview Heights, Illinois 62208
 William I.M. Turner, Jr............. Director; Chairman and Chief Executive
  EXSULTATE INC.                       Officer of EXSULTATE INC.
  1981 McGill College Avenue
  Suite 575
  Montreal, Quebec H3A 2X1
  Canada
 Wayne W. Murdy...................... Executive Vice President and Chief
                                       Financial Officer
 John A.S. Dow....................... Senior Vice President, Exploration
 Lawrence T. Kurlander............... Senior Vice President, Administration
 Gary E. Farmar...................... Vice President and Controller
 Patricia A. Flanagan................ Vice President, Treasurer and Assistant
                                       Secretary
 Joy E. Hansen....................... Vice President and General Counsel
 Donald G. Karras.................... Vice President, Taxes
 Timothy J. Schmitt.................. Vice President, Secretary and Assistant
                                       General Counsel

--------
* Unless otherwise indicated, the principal business address of each director and officer is Newmont Mining Corporation, 1700 Lincoln Street, Denver, Colorado 80203.

        OTHER REPRESENTATIVES OF NEWMONT MINING WHO MAY SOLICIT PROXIES


          NAME AND PRINCIPAL             PRESENT OFFICE OR OTHER PRINCIPAL
          BUSINESS ADDRESS*                   OCCUPATION OR EMPLOYMENT
          ------------------             ---------------------------------

Peter D. Brundage.....................  Managing Director, Goldman, Sachs & Co.
 Goldman, Sachs & Co.
 100 Crescent Court, Suite 1000
 Dallas, Texas 75201

Robert P. Fisher......................  Managing Director, Goldman, Sachs & Co.

Steven M. Heller......................  Managing Director, Goldman, Sachs & Co.

Lance G. Gilliland....................  Associate, Goldman, Sachs & Co.

Gregory A. Gonsalves..................  Associate, Goldman, Sachs & Co.

Sean J. Glodek........................  Analyst, Goldman, Sachs & Co.


----------
* Unless otherwise indicated, the principal business address of each representative of Goldman, Sachs & Co. is Goldman, Sachs & Co., 85 Broad Street, New York, New York 10004.

                                                                        ANNEX B

           SANTA FE SHARES HELD BY NEWMONT MINING, ITS DIRECTORS AND
                 EXECUTIVE OFFICERS AND CERTAIN EMPLOYEES AND
             OTHER REPRESENTATIVES OF NEWMONT MINING WHO MAY ALSO
               SOLICIT PROXIES, AND CERTAIN TRANSACTIONS BETWEEN
                           ANY OF THEM AND SANTA FE

  On December 31, 1996, Midtown One Corp., a wholly-owned subsidiary of
Newmont Mining, acquired 200 Santa Fe Shares at a price of $17.50 per Santa Fe Share in a privately negotiated transaction with Mr. and Mrs. David H. Francisco. Mr. Francisco is Vice President, International Operations, of
Newmont Gold. On January 6, 1997, Midtown One Corp. acquired an additional
4,600 Santa Fe Shares at a price of $17.50 per Santa Fe Share in a privately negotiated transaction with Mr. and Mrs. Francisco. Except as set forth herein, and except for Mr. Francisco, who may be deemed to beneficially own
480 Santa Fe Shares held by his wife in a retirement account, neither Newmont Mining, Midtown One Corp. nor, to the best of Newmont Mining's knowledge, any of the persons listed on Annex A to the Proxy Statement nor any associate or majority-owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any equity securities of Santa Fe. Except as set forth above, neither Newmont Mining nor, to the best of its knowledge, any of the persons or entities referred to above, nor any director, executive officer or subsidiary of any of the foregoing, has effected any transaction in such equity securities during the 60-day period preceding the date of the Proxy Statement.

  Goldman Sachs engages in a full range of investment banking, securities trading, market-making and brokerage services for institutional and individual clients. In the ordinary course of its business, Goldman Sachs may actively trade the securities of Santa Fe for its own account and the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. As of January 6, 1997, Goldman Sachs held a net long position of approximately 13,819 Santa Fe Shares. Goldman Sachs does not admit that it or any of its directors, officers, employees or affiliates is a "participant," as defined in Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended, by the Commission in the solicitation to which the Proxy Statement relates or that such Schedule 14A requires the disclosure in the Proxy Statement of certain information concerning Goldman Sachs.

  Santa Fe and Newmont Mining entered into a Confidentiality Agreement, dated October 25, 1996, pursuant to which and in consideration of a potential transaction between Santa Fe and Newmont Mining, each party provided the other with certain confidential information. See "Background of the Offer" in the Proxy Statement.

  Newmont Gold leases from Santa Fe certain properties in Eureka County,
Nevada pursuant to a Lease of Mining Rights dated November 1, 1977, as amended (the "Lease Agreement"). The Lease Agreement grants to Newmont Gold the exclusive right to mine the nonferrous metals located on the land covered by the Lease Agreement. In addition, Newmont Gold, Santa Fe and certain other individuals have entered into an Agreement for Unitization of Ore Reserves dated as of January 18, 1982 (the "Unitization Agreement"), which provides for unitization of certain of the properties leased pursuant to the Lease
Agreement. Pursuant to the terms of both the Lease Agreement and the Unitization Agreement, Newmont Gold is required to pay Santa Fe royalty payments based upon net smelter returns on ores and concentrates sent to smelter or the gross sales price of any gold or silver bullion produced and sold from Newmont Gold's mills. In 1995, the amount of such royalty payments was approximately $4 million. The Lease Agreement is renewable annually but will otherwise terminate on November 1, 2002. The Unitization Agreement will remain in effect until Newmont Gold determines that all gold ores located on the properties covered by the Unitization Agreement are mined. In addition, Newmont Gold also leases from an affiliate of Santa Fe certain other properties in Eureka County, Nevada pursuant to a Minerals Sublease dated April 1, 1991 (the "Mineral Sublease"). The Mineral Sublease grants to Newmont Gold the right to explore, develop, mine, recover and process minerals located on the land covered by the Mineral Sublease. Pursuant to the terms of the Mineral Sublease, Newmont Gold is required to pay Santa Fe's affiliate at least $12,800 per year plus an annual royalty of 5% of net returns of minerals mined and removed. To date, there has been no production on the property which is the subject of the Mineral Sublease. The Mineral Sublease expires on the later to occur of April 1, 2001 and the date on which minerals cease being produced in commercial quantities.

  Effective April 15, 1996, Newmont Exploration Limited ("Newmont
Exploration"), a wholly-owned subsidiary of Newmont Gold, entered into an Exploration, Development and Mining Operations Agreement with Santa Fe (the "Exploration Agreement"), pursuant to which the two parties agreed to enter into a joint venture (the "Joint Venture") in order to jointly explore and evaluate the possible development of certain properties located at Mary's Mountain in Eureka County, Nevada. As an initial contribution to the Joint Venture, Newmont Exploration agreed to lease to the Joint Venture 145 unpatented claims and Santa Fe agreed to lease to the Joint Venture five fee sections owned by it and to sublease to the Joint Venture one fee section leased by it. Newmont Exploration also agreed to spend an aggregate of $2,000,000 during the first six years of the effectiveness of the Exploration Agreement. Each party has a 50% interest in the Joint Venture. Newmont Exploration is manager of the Joint Venture. Newmont Exploration may withdraw from the Exploration Agreement prior to the completion of its contribution, subject to its obligation to complete the expenditure of the first $40,000 of exploration expenditures (which obligation it has already met). Each party has the right to withdraw after its contribution, but in the event that it does, it will have no further interest in the Assets (as defined therein) of the Joint Venture. Unless earlier terminated pursuant to its terms, the Exploration Agreement will remain in effect until August 2, 2012 and for so long thereafter as the properties are jointly owned pursuant to the Exploration Agreement.

  Except as disclosed in this Annex B, to the best knowledge of Newmont Mining, none of Newmont Mining, its directors and executive officers or other representatives of Newmont Mining named in Annex A to the Proxy Statement has any interest, direct or indirect, by security holdings or otherwise, in Santa Fe.

                                                                        ANNEX C

     SANTA FE SHARES HELD BY DIRECTORS AND EXECUTIVE OFFICERS OF SANTA FE

  The following table is based upon information contained in the Santa Fe 1996 Annual Proxy. It shows, as of February 29, 1996, the number of Santa Fe Shares deemed beneficially owned by each director and each of the executive officers named in the Summary Compensation Table contained in the Santa Fe 1996 Annual Proxy and by all present directors and executive officers of Santa Fe as a group.

                                                        NUMBER OF    OPTIONS TO
NAME OF BENEFICIAL OWNER                               SHARES(1)(2)   ACQUIRE
------------------------                               ------------  ----------
David H. Batchelder...................................         0            0
James T. Curry........................................     2,000            0
Donald W. Gentry......................................       400            0
Bruce D. Hansen.......................................    18,178       18,760
David K. Hogan........................................    11,705       20,230
Patrick M. James......................................    63,445       75,840
Robert D. Krebs.......................................   240,750            0
George B. Munroe......................................     3,364(3)         0
Kendall W. Sageser....................................    32,827       24,910
Jean Head Siaco.......................................     2,223            0
David A. Smith........................................    16,340       22,970
Peter Steen...........................................         0            0(4)
Richard J. Stoehr.....................................     1,000            0
Richard T. Zitting....................................    50,852(5)         0
Directors and executive officers as a group (17
persons)..............................................   453,438      210,550

--------
(1) Each person has, unless otherwise indicated in the following notes, sole voting and investment power with respect to the indicated shares.
(2) Shares beneficially owned does not exceed one percent of the outstanding Santa Fe Shares as of February 29, 1996.
(3) Includes 1,209 Santa Fe Shares held by Mr. Munroe's spouse, of which Mr. Munroe disclaims beneficial ownership.
(4) Mr. Steen will receive an option to acquire 50,000 Santa Fe Shares under the Directors' Stock Compensation Plan.
(5) Includes 4,900 Santa Fe Shares held by the Zitting Grandchildren Irrevocable Trust of which Mr. Zitting is trustee and 2,825 Santa Fe Shares held by Mr. Zitting's adult daughter, all of which Mr. Zitting disclaims beneficial ownership.

                    PRELIMINARY COPY--SUBJECT TO COMPLETION
                           FORM OF PROXY CARD-[COLOR]

                 PROXY SOLICITED BY NEWMONT MINING CORPORATION
              IN OPPOSITION TO THE PROXY SOLICITED BY THE BOARD OF
                 DIRECTORS OF SANTA FE PACIFIC GOLD CORPORATION

    Unless otherwise specified below, the undersigned, a holder of record shares of Common Stock, par value $0.01 per share (the "Santa Fe
  Shares"), of Santa Fe Pacific Gold Corporation ("Santa Fe") on         ,
  1997 (the "Record Date"), hereby appoints          or         , or any of
  them, the proxy or proxies of the undersigned, each with full power of substitution, to attend the [Special] Meeting of stockholders of Santa Fe
  (the "Stockholders") to be held on            , 1997 at which holders of
  Shares will be voting on approval and adoption of the Agreement and Plan of Merger, dated as of December 9, 1996, by and among Homestake Mining Company, HMGLD Corp. and Santa Fe (the "Homestake Merger Agreement"), and at any adjournments, postponements or reschedulings thereof, and to vote as specified in this Proxy all the Santa Fe Shares which the undersigned would otherwise be entitled to vote if personally present. The undersigned hereby revokes any previous proxies with respect to the matters covered in this proxy.

             NEWMONT MINING RECOMMENDS A VOTE AGAINST APPROVAL AND
                  ADOPTION OF THE HOMESTAKE MERGER AGREEMENT.

            (IF RETURNED CARDS ARE SIGNED AND DATED BUT NOT MARKED,
         THE UNDERSIGNED WILL BE DEEMED TO HAVE VOTED AGAINST APPROVAL
                AND ADOPTION OF THE HOMESTAKE MERGER AGREEMENT.)

  1. Approval and adoption of the Homestake Merger Agreement.

[  ] AGAINST    [  ] ABSTAIN    [  ] FOR

  2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

          IF YOU HAVE ANY QUESTIONS OR NEED ASSISTANCE, PLEASE CONTACT
                  GEORGESON & COMPANY, INC. AT (212) 440-9800.

    Proxies can only be given by stockholders of Santa Fe of record on the Record Date. Please sign your name below exactly as it appears on your stock certificate(s) on the Record Date or on the label affixed hereto. When Shares are held of record by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or authorized officer. If a partnership, please sign in partnership name by authorized person.

                                                 Dated:            , 1997

                                                 ------------------
                                                 Signature (Title, if any)

                                                 ------------------
                                                 Signature if held jointly

          PLEASE SIGN, DATE AND RETURN PROXY PROMPTLY IN THE ENCLOSED
                             POSTAGE-PAID ENVELOPE.